UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

3PAR INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3PAR INC.

4209 Technology Drive

Fremont, California 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On September 10, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of 3PAR Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, September 10, 2008 at 10:00 a.m. local time at 4209 Technology Drive, Fremont, California 94538 for the following purposes:

1.	To elect three Class I directors to hold office until the 2011 annual meeting of stockholders.

2.	To ratify the selection by the audit committee of the board of directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending March 31, 2009.

3.	To approve the 2007 Equity Incentive Plan, as amended and restated.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is July 29, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ David C. Scott
President and Chief Executive Officer Fremont, California July 29, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

The board of directors recommends that you vote FOR the proposals identified above.

3PAR INC.

4209 Technology Drive

Fremont, California 94538

PROXY STATEMENT

FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:	The board of directors of 3PAR Inc. (the “Company” or “3PAR”) is providing these proxy materials to you in connection with the solicitation of proxies for use at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, September 10, 2008 at 10:00 a.m., Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described herein.

Q:	When did the Company send the proxy solicitation materials?

A:	The proxy solicitation materials were first sent on or about August 5, 2008 to all stockholders entitled to vote at the Annual Meeting.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at the Company’s principal executive offices at 4209 Technology Drive, Fremont, California 94538.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of July 29, 2008. You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 10:00 a.m., Pacific Time.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record—If your shares are registered directly in your name with the Company’s transfer agent, Computershare Limited (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial owners—Many stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” These proxy materials are being forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares and are also invited to attend the Annual Meeting. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting and how many votes do they have?

A:	Holders of record of the Company’s common stock (the “Common Stock”), on July 29, 2008 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

As of the Record Date, there were 60,640,709 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of the Company’s Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting, or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What is a broker “non-vote”?

A:	Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of the Class I directors and the approval of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you. However, the broker is not authorized to vote your shares on the approval of the amended and restated 2007 Equity Incentive Plan without your specific voting instructions.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Stockholders of record—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting, even if previously voted by another method.

Beneficial owners—Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy; please refer to the voting instructions below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee; please refer to the voting instructions provided to you by your broker, trustee or nominee.

Mail—If you choose to vote by mail, indicate your vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. If the envelope is missing, please mail your completed proxy card to 3PAR Inc. c/o Computer Share Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02121.

Q:	How will my shares be voted if I submit a proxy by mail and do not make specific choices?

A:	If you submit a proxy by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” Proposal One, “FOR” Proposal Two and “FOR” Proposal Three.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the proxyholders will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Stockholders of record—If you are a stockholder of record, you may change your vote by (1) filing with the Company’s General Counsel, prior to your shares being voted at the Annual Meeting, a written notice of revocation or another duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Company’s General Counsel prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Company’s General Counsel or should be sent so as to be delivered to the Company’s principal executive offices located at 4209 Technology Drive, Fremont, California 94538, Attention: General Counsel.

Beneficial owners—If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee, or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

1.	The election of three Class I directors to hold office until the 2011 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009; and

3.	The approval of the amendment and restatement of the Company’s 2007 Equity Incentive Plan.

Q:	What is the voting requirement to approve each of the proposals and how does the board of directors recommend that I vote?

A:	Proposal One—The nominees receiving the highest number of votes will be elected to the board of directors as Class I directors. You may vote either “FOR” or “WITHHOLD” your vote for the director nominee.

You may vote “FOR” or “WITHHOLD” on each of the three nominees for election as director. A properly executed proxy marked “WITHHOLD” with respect to the election of a Class I director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum. The board of directors recommends that you vote your shares “FOR” each of the three nominees listed in Proposal One.

Proposal Two—The affirmative vote of a majority of the shares percent, represented and entitled to vote on the proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal. The board of directors recommends that you vote your shares “FOR” Proposal Two.

Proposal Three—The affirmative vote of a majority of the shares present, represented and entitled to vote on the proposal is required to approve the amended and restated 2007 Equity Incentive Plan.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal. The board of directors recommends that you vote your shares “FOR” Proposal Three.

Q:	Who is soliciting votes and will bear the cost of soliciting votes for the Annual Meeting?

A:	The Company is soliciting the votes and will bear all expenses of soliciting proxies. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s costs for such services, if retained, will not be significant.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The Company intends to announce preliminary voting results at the Annual Meeting and will publish final results in the Company’s quarterly report on Form 10-Q for the second quarter of fiscal 2009, which ends on September 30, 2008.

Additional Information

Q:	What should I do if I receive more than one set of proxy materials?

A:	If you received more than one set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the voting instructions on each voting instruction card that you receive to ensure that all of your shares are voted.

Q:	How may I obtain a separate copy of the proxy materials?

A:	The Company has adopted the process called “householding” for mailing this proxy statement in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of this proxy statement, unless the Company receives contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of this proxy statement at the same address, additional copies will be provided to you promptly upon request. If you are a beneficial stockholder and own your shares through a bank or broker, please contact your bank or broker to request additional copies, or you may contact our General Counsel at 3PAR Inc., 4209 Technology Drive, Fremont, California 94538 or (510) 413-5999. In addition, eligible stockholders receiving multiple copies of this proxy statement can request householding by contacting their bank or broker, if applicable, or our General Counsel.

Q:	Can I access the Company’s proxy materials and Annual Report on Form 10-K over the Internet?

A:	You can access this proxy statement and the 2008 Annual Report on Form 10-K by going to the investor section of the Company’s website at www.3PAR.com. The 2008 Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy soliciting material.

Q:	Is there any information that I should know about future meetings (what is the deadline for receipt of stockholder proposals for the 2009 Annual Meeting of Stockholders)?

A:	Stockholders are entitled to present proposals for action and director nominations at the 2009 Annual Meeting of Stockholders (“2009 Annual Meeting”) only if they comply with the applicable requirements of the proxy rules established by the United States Securities and Exchange Commission (the “SEC”) and the applicable provisions of our bylaws. Stockholders must ensure that such proposals and nominations are received by our General Counsel at the following address: c/o 3PAR Inc., 4209 Technology Drive, Fremont, California 94538, Attn: General Counsel, on or prior to the deadline for receiving such proposals and nominations.

Proposals for the 2009 Annual Meeting that are intended to be considered for inclusion in the proxy statement and form of proxy relating to such meeting must be received no later than March 31, 2009, and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the provisions of our bylaws.

If a stockholder intends to submit a proposal or director nomination for consideration at our 2009 Annual Meeting outside the processes of Rule 14a-8 under the Exchange Act, the stockholder must comply with the requirements of our bylaws and we are not required to include such proposal or nomination in the proxy statement and form of proxy relating to such meeting. Our bylaws contain an advance notice provision that requires stockholders to submit a written notice containing certain information not less than 90 days, and not more than 120 days, prior to the date the proxy statement is first mailed to our stockholders in connection with the Annual Meeting. This means that such proposals or nominations must be received no sooner than March 31, 2009, and no later than April 30, 2009. A copy of the relevant bylaw provision is available upon written request to our General Counsel at the address provided above.

Q:	Who will count the vote?

A:	The Company expects a representative from Computershare will tabulate the proxy and act as inspector of election.

Q:	What is the mailing address for the Company’s principal executive offices?

A:	The Company’s principal executive offices are located at 4209 Technology Drive, Fremont, California 94538.

Any written requests for additional information, copies of the proxy materials and 2008 Annual Report on Form 10-K, notices of stockholder proposals, recommendations for candidates to the board of directors, communications to the board of directors or any other communications should be sent to this address.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Currently, our board of directors consists of eight members divided into three classes, Class I, Class II and Class III, as nearly equal in size as practicable. Each class has a three-year term. Vacancies may be filled only by affirmative vote of a majority of the remaining directors then in office. A director elected by the board of directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. A decrease in the number of directors constituting the board of directors does not shorten the term of any incumbent director.

There are three directors in the class whose term of office expires at the Annual Meeting. Each of the nominees listed below is currently a director of the Company who was previously appointed by the board of directors. If elected at the Annual Meeting, each of these nominees would serve until the 2011 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

INFORMATION REGARDING THE NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2011 ANNUAL MEETING OF STOCKHOLDERS

The name, age and principal occupation of each Class I director nominee as of June 30, 2008, are set forth in the table below. Each of the nominees has been engaged in his principal occupation during the past five years. There are no family relationships among any of our directors or executive officers.

Kevin Fong	54	Non-Executive Chairman of the Board of Directors
Jeffrey A. Price	48	Vice President of Engineering, Co-Founder and Director
Mark A. Siegel	40	Director

Kevin Fong has served as the non-executive chairman of our board of directors since January 2007 and has been a member of our board of directors since May 1999. Since April 2008, Mr. Fong has served as a managing director of GSR Ventures, a venture capital investment firm. From July 1990 to March 2008, Mr. Fong was a managing director of Mayfield Fund, a venture capital investment firm. Mr. Fong holds a B.S. degree in Electrical Engineering from the University of California at Berkeley and an M.B.A. and an M.S. in Electrical Engineering, each from Stanford University.

Jeffrey A. Price is one of our co-founders and has served as our vice president of engineering since May 1999 and as a member of our board of directors since May 2001. From February 1989 to April 1999, Mr. Price was a member of the architecture team at Sun Microsystems, Inc., a networking computing infrastructure solutions company, most recently as the director of systems engineering.

Mark A. Siegel has served as a member of our board of directors since February 2004. Since September 1996, Mr. Siegel has served as managing director of Menlo Ventures, a venture capital investment firm. Mr. Siegel holds a B.S. degree in Physics from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

FOR EACH NAMED NOMINEE

Information Regarding Directors Continuing in Office until the 2009 Annual Meeting of Stockholders

Christopher B. Paisley	55	Director
James Wei	40	Director

Christopher B. Paisley has served as a member of our board of directors since July 2006. From January 2001 to the present, Mr. Paisley has served as the dean’s executive professor of accounting and finance at the Leavey School of Business at Santa Clara University. Mr. Paisley also serves as a member of the board of directors of Volterra Semiconductor, Corporation, a provider of power management semiconductors, and Equinix, Inc., a provider of network colocation, interconnection and managed services. Mr. Paisley holds a B.A. degree in Business Economics from the University of California at Santa Barbara and an M.B.A. from the Anderson School at the University of California at Los Angeles.

James Wei has served as a member of our board of directors since May 1999. Since September 1996, Mr. Wei has served as general partner and co-founder of Worldview Technology Partners, a venture capital investment firm. Mr. Wei holds a B.S. degree in Systems Design Engineering from the University of Waterloo in Ontario, Canada.

Information Regarding Directors Continuing in Office until the 2010 Annual Meeting of Stockholders

Mark A. Jung	46	Director
David C. Scott	46	President, Chief Executive Officer and Director
Michael J. Sheridan	43	Director

Mark A. Jung has served as a member of our board of directors since January 2007. From October 2007 to the present, Mr. Jung has served as chief executive officer and a board member of Vudu, Inc., a media technology company. From February 2006 to November 2006, Mr. Jung served as chief operating officer of Fox Interactive Media, Inc., an Internet media company. From January 1999 to January 2006, Mr. Jung served as chief executive officer of IGN Entertainment Inc., an Internet media and services company. Mr. Jung holds a B.S. degree in Electrical Engineering from Princeton University and an M.B.A. from Stanford University.

David C. Scott has served as our president and chief executive officer since January 2001. From October 1991 to January 2001, Mr. Scott held various management positions at Hewlett-Packard Company, a computing technology solutions and services company, most recently as the general manager of the XP enterprise storage business in its Network Storage Solutions organization. Mr. Scott holds a B.S. degree in Computer Science and Mathematics from Bristol University in the United Kingdom.

Michael J. Sheridan has served as a member of our board of directors since September 2007. From September 2006 to July 2007, Mr. Sheridan served as chief financial officer of Facebook Inc., an Internet social utility. From May 2004 to June 2006, Mr. Sheridan served as chief financial officer of IGN Entertainment, Inc., an Internet media company. From May 1999 to December 2003, Mr. Sheridan served as an executive officer of SonicWALL, Inc., an Internet security appliance provider. During this period, Mr. Sheridan served SonicWALL in various capacities, including chief financial officer, chief operating officer and senior vice president, strategy. Mr. Sheridan holds a B.S. degree in Commerce from Santa Clara University.

Director Compensation

Each non-employee member of our board of directors is entitled to receive an annual retainer of $15,000. In addition, the chair of the audit committee is entitled to receive an additional annual retainer of $15,000 and the chair of each of our compensation committee and our nominating and governance committee is entitled to receive an additional annual retainer of $5,000. Each non-employee director serving on our audit committee, other than the chair, is also entitled to receive an annual retainer of $5,000.

During fiscal 2007, each of our non-employee directors received an initial stock option award to purchase 35,000 shares of our Common Stock for their service as members of the board of directors. Further, the chairman of a board committee receives a stock option to purchase up to 16,000 shares of Common Stock for his service as the chairman of such committee of the board of directors. The stock options will vest and become exercisable in 48 equal monthly installments beginning with the first monthly anniversary of November 15, 2007.

Starting in the fiscal year ended March 31, 2008 (“fiscal 2008”), non-employee directors are entitled to receive an initial stock option award to purchase 35,000 shares of our Common Stock upon such director becoming a member of our board of directors. Each initial option will become exercisable for the shares in 48 equal monthly installments. Each year thereafter, each non-employee director will receive an annual stock option award to purchase 11,250 shares of our Common Stock on the date of our annual stockholders meeting, which will become exercisable in 12 equal monthly installments beginning with the 37th month following the date of grant. All such options will be granted at the fair market value on the date of the award.

In addition, each chair of our audit committee, our compensation committee and our nominating and governance committee will be entitled to receive an initial stock option award to purchase 16,000 shares of our Common Stock upon such director becoming a chair of one of our committees, and an annual stock option award to purchase 4,000 shares of our Common Stock on the date of our annual stockholders meeting. Each such option will become exercisable in 12 equal monthly installments beginning with the 37th month following the date of grant. All such options will be granted at the fair market value of our Common Stock on the date of the award.

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors for fiscal 2008. The table excludes Mr. Scott and Mr. Price, who are Named Executive Officers (as defined below on page 33) and did not receive any compensation from us in their roles as directors in fiscal 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2) (3)	Total ($)
Kevin Fong	7,507	4,816	12,323
Mark Jung	7,507	39,488	46,995
Christopher Paisley	11,260	29,073	40,334
Michael Sheridan	7,507	17,289	24,796
Mark Siegel	5,630	3,305	8,935
James Wei	7,507	3,329	10,836

(1)	Amounts represent the aggregate expense recognized for financial statement reporting purposes in fiscal 2008, calculated in accordance with SFAS No. 123(R) without regard to estimated forfeitures. The total fair value of each award is calculated as of the grant date and expensed in the financial statements over the service period of the award. The amounts shown include ratable amounts expensed for option awards that were granted in fiscal year 2007 and 2008. See Note 10 of Notes to Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.
(2)	In fiscal 2008, the Company’s non-employee directors received the following options to purchase shares of the Company’s Common Stock

Name	Grant Date	Number of Shares	Exercise Price Per Share ($)	Grant Date Fair Value ($)
Kevin Fong	2/5/2008	51,000	14.00	120,748
Mark Jung	N/A	—	—	—
Christopher Paisley	7/26/2007	12,750	11.20	57,281
Michael Sheridan	10/30/2007	35,000	11.26	165,095
Mark Siegel	2/5/2008	35,000	14.00	82,866
James Wei	2/5/2008	35,000	14.00	82,866

(3)	As of March 31, 2008, the aggregate number of shares underlying options outstanding for each of the Company’s non-employee directors was as follows:

Name	Aggregate Number of Shares
Kevin Fong	51,000
Mark Jung	51,000
Christopher Paisley	63,750
Michael Sheridan	35,000
Mark Siegel	35,000
James Wei	35,000

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

In October 2007, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that Messrs. Fong, Jung, Paisley, Sheridan, Siegel and Wei, representing a majority of our directors, are “independent directors” as defined under the rules of NYSE Arca.

MEETINGS OF THE BOARD OF DIRECTORS

The board of directors met five times during fiscal 2008. Each member of the board of directors attended 75% or more of the meetings of the board of directors and of the committees held during the period for which he was a director or committee member.

COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors has three committees: an audit committee, a compensation committee and a nominating and governance committee. The following table provides membership and meeting information for fiscal 2008 for each of the committees:

Name	Audit	Compensation	Nominating and Governance
Kevin Fong		X*	X
Mark Jung			X*
Christopher Paisley	X*		X
Michael Sheridan	X
Mark Siegel		X
James Wei	X	X
Total meetings in fiscal 2008	4	2	1

*	Committee chairperson

Audit Committee

The audit committee of the board of directors was established in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The audit committee held four meetings in fiscal 2008. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for audit committee independence and financial literacy under the current rules and regulations of the SEC and NYSE Arca. The board of directors has also determined that Messrs. Paisley and Sheridan are each an “audit committee financial expert” as defined in SEC rules and satisfies the financial sophistication requirements of NYSE Arca. This designation does not impose on each of Messrs. Paisley or Sheridan any duties, obligations or liabilities that are greater than is generally imposed on him as a member of our audit committee and our board of directors. The audit committee will be responsible for, among other things:

•	overseeing the accounting and financial reporting processes and audits of our financial statements;

•	selecting and hiring our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•

assisting the board of directors in monitoring the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm;

•

providing to the board of directors information and materials to make the board of directors aware of significant financial and audit-related matters that require the attention of the board of directors; and

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and annual and quarterly reports on Form 10-K and 10-Q.

The audit committee acts under a written charter adopted and approved by our board of directors. A copy of the charter of our audit committee is available on our website located at www.3PAR.com. It may be found on the website as follows:

1.	From our main web page, click on “Investors.”

2.	Then click on “Corporate Governance.”

3.	Then click on “Committee Composition.”

4.	Then click on “Audit Committee.”

The Audit Committee Report is included in this proxy statement on page 44.

Compensation Committee

The compensation committee held two meetings in fiscal 2008. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the current rules of NYSE Arca, the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act and the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. The compensation committee will be responsible for, among other things:

•	overseeing our compensation policies, plans and benefit programs and making recommendations to the board of directors with respect to improvements or changes to the plans and adoption of other plans;

•

reviewing and approving with respect to our chief executive officer and other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change of control agreements/provisions, signing bonuses or payments of relocation costs and any other benefits, compensation or arrangements;

•	evaluating and approving the corporate goals and objectives relevant to the compensation of our chief executive officer; and

•	administering our equity compensation plans.

The compensation committee acts under a written charter adopted and approved by our board of directors. A copy of the charter of our compensation committee is available on our website located at www.3PAR.com. It may be found on the website as follows:

1.	From our main web page, click on “Investors.”

2.	Then click on “Corporate Governance.”

3.	Then click on “Committee Composition.”

4.	Then click on “Compensation Committee.”

The Compensation Committee Report is included in this proxy statement on page 33.

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Messrs. Fong, Siegel and Wei. Mr. Scott served as a member of our compensation committee from May 2006 until his resignation in July 2007. None of the current members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Governance Committee

The nominating and governance committee held one meeting in fiscal 2008. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under the current rules of NYSE Arca. The nominating and governance committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending to our board of directors the director nominees for each annual meeting of stockholders;

•	evaluating the performance of current members of our board of directors;

•	ensuring that our board of directors is properly constituted to meet its fiduciary obligations to us and our stockholders and that we follow appropriate governance standards;

•	developing principles of corporate governance and recommending them to our board of directors;

•	overseeing compliance by our board of directors and its committees with applicable laws and regulations, including those promulgated by the rules of the SEC and NYSE Arca;

•	reviewing and recommending compensation programs for outside directors;

•	recommending to our board of directors persons to be members of each board committee; and

•	overseeing the evaluation of our board of directors and management.

The nominating and governance committee acts under a written charter adopted and approved by our board of directors. A copy of the charter of our nominating and governance committee is available on our website located at www.3PAR.com. It may be found on the website as follows:

1.	From our main web page, click on “Investors.”

2.	Then click on “Corporate Governance.”

3.	Then click on “Committee Composition.”

4.	Then click on “Nominating and Governance Committee.”

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate directly with our independent directors by sending an email to our General Counsel at compliance@3PAR.com, or mailing a message to 3PAR Inc., 4209 Technology Drive, Fremont, California 94538, Attn: General Counsel. Our General Counsel will monitor these communications and will provide summaries of all received messages to the board of directors at its regularly scheduled meetings. Where the nature of a communication warrants, our General Counsel may decide to obtain the more immediate attention of the appropriate committee of the board of directors or an independent director, or our management or independent advisors, as our General Counsel considers appropriate. After reviewing stockholder messages, our General Counsel will determine whether any response is necessary.

POLICY FOR DIRECTOR RECOMMENDATIONS AND NOMINATIONS

The nominating and governance committee considers candidates for board membership suggested by our board members, management and stockholders. The nominating and governance committee may also retain third-party executive search firms to identify independent director candidates from time to time. It is the policy of the nominating and governance committee to consider recommendations for candidates to the board of directors from stockholders holding at least 100,000 shares of our Common Stock continuously for at least 12 months prior to the date of the submission of the recommendation. The nominating and governance committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by the board of directors, individual board members or management.

Stockholders desiring to recommend a candidate for election to the board of directors should send their recommendation in writing to the attention of the General Counsel at our offices located at 4209 Technology Drive, Fremont, California 94538. This written recommendation must include the information and materials required by our bylaws as well as the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the required ownership of our Common Stock by the recommending stockholder. A copy of the relevant bylaw provision is available upon written request to our Vice President of Legal and General Counsel at the address provided above.

In accordance with the advance notice provisions in our bylaws, director nominations to be considered at the 2009 Annual Meeting must be received not less than 90 days, and not more than 120 days, prior to the date the proxy statement is first mailed to our stockholders in connection with the Annual Meeting. This means that for purposes of our 2009 Annual Meeting, such nominations must be received no sooner than March 31, 2009, and no later than April 30, 2009.

Where the nominating and governance committee has either identified a prospective nominee or determines that an additional or replacement director is required, the nominating and governance committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board or management. In its evaluation of director candidates, including the members of the board of directors eligible for re-election, the corporate governance and nominating committee considers a number of factors, including the following:

•	the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors;

•

such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like; and

•	such other factors as the committee may consider appropriate.

The nominating and governance committee has also specified the following minimum qualifications to be satisfied by any nominee for a position on the board of directors:

•	the highest personal and professional ethics and integrity;

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	skills that are complementary to those of the existing members of the board of directors;

•	the ability to assist and support management and make significant contributions to our success; and

•

an understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

After completing the evaluation and review, the nominating and governance committee makes a recommendation to the full board as to the persons who should be nominated to the board of directors, and the board of directors determines and approves the nominees after considering the recommendation and report of the nominating and governance committee.

ATTENDANCE BY BOARD MEMBERS AT THE ANNUAL MEETING

Our policy with respect to director attendance at the Annual Meeting is to encourage but not require director attendance at the Annual Meeting. This Annual Meeting is our first annual meeting of stockholders since we became a public company.

CODE OF ETHICS

The board of directors has adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our senior executive and financial officers. This code is intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code of Business Conduct and Ethics is available on our corporate website located at www.3PAR.com.

The Code of Business Conduct and Ethics may be found on the website as follows:

1.	From our main web page, click on “Investors.”

2.	Then click on “Corporate Governance.”

3.	Then click on “Code of Conduct.”

We intend to post amendments to or waivers from the Code of Business Conduct and Ethics on our website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the Company’s financial statements for the fiscal year ending March 31, 2009, and recommends that the stockholders vote for ratification of such appointment. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or any other applicable legal requirement. However, the audit committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the audit committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since the Company’s inception. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services, audit-related services, tax services and all other services rendered to the Company by PricewaterhouseCoopers LLP for the fiscal years ended March 31, 2007 and 2008.

	Fiscal 2007	Fiscal 2008
Audit Fees (1)	$1,417,000	$824,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	33,600	159,271
All Other Fees (4)	2,400	2,400

Total	$1,453,000	$985,671

(1)	Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the Company’s quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. Also includes fees for services associated with SEC registration statements, including registration statements related to the Company’s initial public offering in November 2007, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters and consents), and assistance in responding to SEC comment letters.
(2)	Consists of fees billed for accounting consulting and assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)	Consists of fees billed for tax compliance, consultation and planning services.
(4)	Consists of fees billed for products provided by PricewaterhouseCoopers LLP.

In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009, the audit committee has considered whether services other than audit and audit-related services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP. The audit committee has determined that the provision of non-audit services by PricewaterhouseCoopers, LLP is compatible with maintaining the firm’s independence as the Company’s independent registered public accounting firm.

Pre-Approval of Audit and Non-Audit Services

The audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.

PROPOSAL 3

APPROVAL OF ADOPTION OF 2007 EQUITY INCENTIVE PLAN (AS AMENDED AND RESTATED)

The board of directors adopted the 2007 Equity Incentive Plan (the “2007 Plan”) in July 2007 and the stockholders approved the 2007 Plan in October 2007. A total of 10,375,000 split-adjusted shares of Common Stock were initially authorized for issuance thereunder, plus an automatic increase on the first day of each fiscal year beginning with the Company’s 2009 fiscal year, in an amount equal to the least of (i) 5,000,000 shares, (ii) 5% of our outstanding shares on the last day of the immediately preceding fiscal year or (iii) such number of shares determined by our board of directors. As of June 30, 2008, a total of 13,401,981 shares have been authorized for issuance under the 2007 Plan.

The board of directors is now requesting that the stockholders approve the 2007 Plan, as amended and restated (the “Incentive Plan”). The board of directors has approved the Incentive Plan, subject to approval from the stockholders at the Annual Meeting. If the stockholders approve the Incentive Plan, it will replace the current version of the 2007 Plan and will continue in effect until July 2017 unless terminated earlier by the board of directors. If the stockholders do not approve the Incentive Plan, the current version of the 2007 Plan will remain in effect through the remainder of its term. Approval of the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of our Common Stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADOPTION OF THE 2007 EQUITY INCENTIVE PLAN (AS AMENDED AND RESTATED)

Changes Made in the Incentive Plan

The following is a summary of some of the differences between the Incentive Plan and the 2007 Plan. This comparative summary is qualified in its entirety by reference to the actual text of the Incentive Plan, set forth as Annex A.

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The Incentive Plan has been drafted to include limitations to the number of shares that may be granted on an annual basis through individual Awards (as defined below). Additionally, specific performance criteria have been added to the Incentive Plan so that the Administrator (as defined below) may establish performance objectives upon achievement of which certain Awards will vest or be issued, which in turn will allow the Company to be eligible to receive income tax deductions under Section 162(m) of the Internal Revenue Code.

The board of directors believes strongly that the approval of the Incentive Plan is essential to our continued success. In particular, we believe that our employees are our most valuable assets and that the Awards permitted under the Incentive Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which it competes. Such Awards also are crucial to our ability to motivate our employees to achieve the Company’s goals.

Summary of the 2007 Equity Incentive Plan

The following is a summary of the principal features of the Incentive Plan and its operation. The summary is qualified in its entirety by reference to the Incentive Plan itself set forth in Annex A.

The Incentive Plan provides for the grant of the following types of incentive Awards: (i) stock options, (ii) restricted stock, (iii) restricted stock units, (iv) stock appreciation rights and (v) performance units and performance shares. Each of these is referred to individually as an “Award.” Those who will be eligible for Awards under the Incentive Plan include employees and consultants who provide services to the Company and its parent or subsidiaries and members of the board of directors of the Company. As of June 30, 2008, approximately 520 of our employees, directors and consultants would be eligible to participate in the Incentive Plan.

Number of Shares of Common Stock Available Under the Incentive Plan. The maximum aggregate number of shares that may be awarded and sold under the Incentive Plan is 10,375,000 split-adjusted shares, plus an automatic increase on the first day of each fiscal year beginning with the Company’s 2009 fiscal year, in an amount equal to the least of (i) 5,000,000 shares, (ii) 5% of our outstanding shares on the last day of the immediately preceding fiscal year or (iii) such number of shares determined by our board of directors. As of June 30, 2008, 1,087,810 shares have been granted pursuant to Awards under the Incentive Plan.

If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased shares (or for Awards other than options or stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the Incentive Plan. With respect to stock appreciation rights, only shares actually issued pursuant to a stock appreciation right will cease to be available under the Incentive Plan; all remaining shares under stock appreciation rights will remain available for future grant or sale under the Incentive Plan. Shares that have actually been issued under the Incentive Plan under any Award will not be returned to the Incentive Plan and will not become available for future distribution under the Incentive Plan; provided, however, that if shares issued pursuant to Awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by the Company or are forfeited to the Company, such shares will become available for future grant under the Incentive Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Incentive Plan. To the extent an Award under the Incentive Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Incentive Plan. Shares actually issued pursuant to awards transferred under an award transfer program will not be again available for grant under the Incentive Plan.

If we declare a dividend or other distribution or engage in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting our shares, the Administrator will adjust (i) the number and class of shares that may be delivered under the Incentive Plan, (ii) the number, class, and price of shares covered by each outstanding Award, (iii) the number of shares subject to automatic option grants to our outside directors under the Incentive Plan, and (iv) specified per-person limits on Awards.

Administration of the Incentive Plan. The board of directors, or a committee of directors or of other individuals satisfying applicable laws and appointed by the board of directors (referred to herein as the “Administrator”), administers the Incentive Plan. To make grants to certain of our officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act. To the extent the Administrator determines it desirable to qualify awards granted under the Incentive Plan as “performance-based compensation”, the members of the committee will consist of two or more “outside directors” under Section 162(m) of the Internal Revenue Code (so that the Company can receive a federal tax deduction for certain compensation paid under the Incentive Plan).

Subject to the terms of the Incentive Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, to determine the terms and conditions of Awards, to modify or amend each Award (subject to the restrictions of the Incentive Plan), to interpret the provisions of the Incentive Plan and outstanding Awards and to take certain other actions. The Administrator may implement an exchange program under which (i) outstanding Awards may be surrendered or cancelled in exchange for Awards of the same type, Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award could be reduced or increased. The Administrator may also implement a program under which participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator.

Options. The Administrator is able to grant nonstatutory stock options and incentive stock options under the Incentive Plan. The Administrator determines the number of shares subject to each option, although the Incentive Plan provides that a participant may not receive options for more than 1,000,000 shares in any fiscal year, except in connection with his or her initial service with the Company, in which case he or she may be granted an option covering up to an additional 4,000,000 shares.

The Administrator determines the exercise price of options granted under the Incentive Plan, provided the exercise price must be at least equal to the fair market value of our Common Stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the Common Stock on the grant date.

The term of each option will be stated in the Award agreement. The term of an option may not exceed ten years, except that, with respect to any participant who owns more than 10% of the voting power of all classes of the Company’s outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with the Company, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) 12 months following his or her termination due to death or disability. In no event may an option be exercised later than the expiration of its term.

Automatic Director Grants. The Incentive Plan provides for an automatic grant to outside directors of an option to purchase 35,000 shares (the “Initial Award”) on the date the person first becomes an outside director plus an additional option to purchase 11,250 shares (the “Annual Award”) on the date of each annual stockholder’s meeting, provided he or she will have served on the board of directors for at least the preceding six months. The Incentive Plan also provides for an automatic grant to each outside director who first becomes a chairman of a committee of the board of directors of an option to purchase 16,000 shares (the “Chairman Initial Award”) on the date the person first becomes a chairman plus an additional option to purchase 4,000 shares (the “Chairman Annual Award”) on the date of each annual stockholder’s meeting, provided he or she will have served on as a chairman for at least the preceding six months.

Each Initial Award and Chairman Initial Award will vest and become exercisable as to 1/48th of the shares subject to the option on each monthly anniversary of its date of grant, provided the participant continues to serve as a director or chairman, as applicable, through such dates. Each Annual Award and Chairman Annual Award will vest and become exercisable as to 1/12th of the shares subject to the option on the 37th monthly anniversary of the date of grant, and 1/12th of the shares subject to such award will vest monthly thereafter, provided the participant continues to serve as a director or chairman, as applicable, through such dates.

Restricted Stock. Awards of restricted stock are rights to acquire or purchase shares of our Common Stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. For example, the Administrator may set restrictions based on the achievement of specific performance goals. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. The Award agreement generally will grant the Company a right to repurchase or reacquire the shares upon the termination of the participant’s service with the Company for any reason (including death or disability). The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 500,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 2,000,000 shares of restricted stock in connection with his or her initial service with the Company.

Restricted Stock Units. Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes is satisfied. For example, the Administrator may set vesting criteria based on the achievement of specific performance goals. The restricted stock units will vest at a rate determined by the Administrator; provided, however, that after the grant of restricted stock units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria for such restricted stock units. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout as determined by the Administrator. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. Restricted stock units that are fully paid in cash will not reduce the number of shares available for grant under the Incentive Plan. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to the Company. The Administrator determines the number of restricted stock units granted to any participant, but during any fiscal year of the Company, no participant may be granted more than 500,000 restricted stock units during any fiscal year, except that the participant may be granted up to an additional 2,000,000 restricted stock units in connection with his or her initial service with the Company.

Stock Appreciation Rights. The Administrator is able to grant stock appreciation rights (“SARs”), which are the rights to receive the appreciation in fair market value of Common Stock between the exercise date and the date of grant. The Company can pay the appreciation in either cash, shares of Common Stock, or a combination thereof. The Administrator, subject to the terms of the Incentive Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Incentive Plan, provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant and no SAR may have a term exceeding ten years. No participant will be granted SARs covering more than 500,000 shares during any fiscal year, except that a participant may be granted SARs covering up to an additional 2,000,000 shares in connection with his or her initial service with the Company.

After termination of service with the Company, a participant will be able to exercise the vested portion of his or her SAR for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her SAR for (i) three months following his or her termination for reasons other than death or disability, and (ii) 12 months following his or her termination due to death or disability. In no event will a stock appreciation right be exercised later than the expiration of its term.

Performance Units and Performance Shares. The Administrator will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. Earned performance units and performance shares will be paid, in the sole discretion of the Administrator, in the form of cash, shares, or in a combination thereof. The Administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The performance units and performance shares will vest at a rate determined by the Administrator; provided, however, that after the grant of a performance unit or performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance unit or performance share. During any fiscal year, no participant will receive more than 500,000 performance shares and no participant will receive performance units having an initial value greater than $1,000,000, except that in connection with his or her initial service with the Company, a participant may be granted performance shares covering up to an additional 2,000,000 shares and performance units having an initial value up to an additional $1,000,000. Performance units will have an initial value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of our Common Stock on the grant date.

Performance Goals. Awards under the Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue

Code and may provide for a targeted level or levels of achievement including: (i) annual revenue, (ii) business divestitures and acquisitions, (iii) cash flow, (iv) cash position, (v) customer satisfaction, (vi) earnings, (vii) earnings before interest and taxes, (viii) earnings before interest, taxes, depreciation and amortization, (ix) earnings per Share, (x) employee satisfaction, (xi) expenses, (xii) gross margin, (xiii) gross profit dollars, (xiv) market share, (xv) net cash provided by operations, (xvi) net income, (xvii) net profit, (xviii) net sales, (xix) new product development, (xx) number of customers, (xxi) operating cash flow, (xxii) operating expenses, (xxiii) operating income, (xxiv) operating margin, (xxv) productivity, (xxvi) profit after taxes, (xxvii) profit before taxes, (xxviii) ratio of debt to equity, (xxix) ratio of operating earnings to capital spending, (xxx) return on assets, (xxxi) return on equity, (xxxii) return on gross fixed assets, (xxxiii) return on net assets, (xxxiv) return on sales, (xxxv) return on stockholder equity, (xxxvi) return to stockholders, (xxxvii) revenue, (xxxviii) revenue growth, (xxxix) sales, (xxxx) sales growth, (xxxxi) time to market, and (xxxxii) working capital. Any performance goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The performance goals may differ from participant to participant and from Award to Award. Any criteria used may be measured, as applicable (i) in absolute terms, (ii) against another company or companies, (iii) against the performance of the Company as a whole or a segment of the Company, (iv) on a per-share basis, and/or (v) on a pre-tax or post-tax basis (if applicable). Prior to the determination date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any performance goal with respect to any participant.

To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Internal Revenue Code, with respect to any Award granted subject to performance goals, within the first 25% of the performance period, but in no event more than 90 days following the commencement of any performance period (or such other time as may be required or permitted by Section 162(m) of the Internal Revenue Code), the Administrator will, in writing: (i) designate one or more participants to whom an Award will be made, (ii) select the performance goals applicable to the performance period, (iii) establish the performance goals, and amounts of such Awards, as applicable, which may be earned for such performance goals, and (iv) specify the relationship between performance goals and the amounts of such Awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the Administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the performance period. A participant will be eligible to receive payment pursuant to an Award for a performance period only if the performance goals for such period are achieved.

Transferability of Awards. Awards granted under the Incentive Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Change in Control. In the event of a merger or “change in control”, as defined in the Incentive Plan, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction. In the event that the successor corporation refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to Awards granted to outside directors, upon a “change in control” the participant will fully vest in and have the right to exercise each option and stock appreciation right, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to performance units and performance shares, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Amendment and Termination of the Incentive Plan. The Administrator will have the authority to amend, alter, suspend or terminate the Incentive Plan, except that stockholder approval will be required for any amendment to the Incentive Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Incentive Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and the Company. The Incentive Plan will terminate in July 2017, unless the Administrator terminates it earlier.

Number of Awards Granted to Employees, Consultants, and Directors

The number of Awards that an employee, director or consultant may receive under the Incentive Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (a) the aggregate number of shares of Common Stock subject to options granted under the 2007 Plan during the last fiscal year and (b) the average per share exercise price of such options.

	Number of Option Granted	Average Per Share Exercise Price
All executive officer, as a group	—	$—
All directors who are not executive officers, as a group	121,000	$14.00
All employees who are not executive officers, as a group	251,644	$8.58

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the Incentive Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options and Stock Appreciation Rights. No taxable income is reportable when a nonstatutory stock option or stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise of an option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Holders of stock appreciation rights will recognize ordinary income in an amount equal to the cash received and the fair market value of any shares received. Any taxable income recognized in connection with the exercise of an option or stock appreciation right by an employee of the Company is subject to tax withholding by the Company.

As a result of Section 409A of the Internal Revenue Code and the Treasury regulations promulgated thereunder (“Section 409A”), however, nonstatutory stock options and stock appreciation rights granted with an exercise price below the fair market value of the underlying stock or with a deferral feature may be taxable to the participant in the year of vesting in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such awards and may be subject to an additional 20% federal income tax plus penalties and interest. In addition, during each subsequent tax year (until the option is exercised or terminates), the option may be subject to additional annual income and penalty taxes, plus interest charges, on any increase in value of the underlying stock. Finally, certain states, such as California, have adopted similar tax provisions.

On the sale or other disposition of shares acquired upon exercise of a nonstatutory stock option or stock appreciation right, any additional gain or loss will be taxable as capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is similar to taxation of nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. The recipient of a restricted stock Award, however, may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Section 409A. Section 409A, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. Awards granted with a deferral feature will be subject to the requirements of Section 409A, including discount stock options and stock appreciation rights discussed above. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Some states may also apply a penalty tax (for instance, California imposes a 20% penalty tax in addition to the 20% federal penalty tax). The Internal Revenue Service has not issued complete and final guidance under Section 409A and, accordingly, the requirements of Section 409A (and the application of those requirements to Awards issued under the Incentive Plan) are not entirely clear. We strongly encourage recipients of such Awards to consult their tax, financial, or other advisor regarding the tax treatment of such Awards.

Tax Effect for the Company; Section 162(m). The Company generally will be entitled to a tax deduction in connection with an Award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to the Company’s chief executive officer (i.e., its principal executive officer) and to each of its three (3) most highly compensated executive officers for the taxable year (other than the principal executive officer or principal financial officer). Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) of the Internal Revenue Code are met. These conditions include stockholder approval of the Incentive Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The Incentive Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Internal Revenue Code, thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The principal objectives of our compensation and benefits programs for executive officers are to attract and retain senior executive management, to motivate their performance toward clearly defined corporate goals, and to align their long term interests with those of our stockholders. Our compensation committee believes that maintaining and improving the quality and skills of our management and appropriately incentivizing their performance are critical factors that will affect the long-term value realized by our stockholders.

At the beginning of each fiscal year, our compensation committee approves specific corporate goals and objectives for our senior management to address within the fiscal year. Through our annual goal-setting process, individual objectives are aligned with our corporate objectives. We also evaluate and reward our executive officers based on their willingness to take a leadership position in improving the operation of our business and their ability to identify and exploit opportunities to grow our business.

Until recently, our compensation programs for our Named Executive Officers identified in the “Summary Compensation Table” below reflected the fact that we were a start up company. In an effort to preserve cash resources, our historical compensation programs focused heavily on long-term equity incentives relative to cash compensation. With a relatively larger equity weighting, this approach sought to place a substantial portion of executive compensation at risk by rewarding our executive officers, in a manner comparable to our stockholders, for achieving our business and financial objectives. Beginning in fiscal 2007, as our business had grown beyond the development stage and we were increasingly focused on growing our revenues and improving our operating results and financial condition, we implemented our first cash bonus plan to reward achievement of annual financial objectives. Going forward, we intend to design and implement compensation programs that combine both long term equity elements and shorter term cash elements.

Other than the cash bonus plans implemented beginning in fiscal 2007, our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between cash and equity compensation or among different forms of non-cash compensation. The compensation committee’s philosophy is that a substantial portion of an executive officer’s compensation should be performance-based, whether in the form of equity or cash compensation. In that regard, we expect to continue to use options or other equity incentive awards as a significant component of compensation because we believe that they best align individual compensation with the creation of stockholder value, and we expect any payments under cash incentive plans to be tied to annual financial performance targets.

Role of Our Compensation Committee

Our compensation committee is comprised of three non-employee members of our board of directors, Messrs. Fong, Wei and Siegel, each of whom is an independent director under the rules of NYSE Arca, an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Our chief executive officer, Mr. Scott, was a member of the compensation committee from May 2006 until his resignation from the committee in July 2007.

We expect that our chief executive officer will continue to support the compensation committee’s work by providing information relating to our financial plans, performance assessments of our officers and other personnel-related data. In particular, our chief executive officer, as the person to whom our other officers directly report, will be responsible for evaluating individual officers’ contributions to corporate objectives as well as their performance relative to individual objectives. We anticipate that the chief executive officer will on an annual basis at the beginning of each fiscal year make recommendations to the compensation committee with respect to merit salary increases, cash bonuses and stock option grants or other equity incentives. Our compensation committee will meet regularly to evaluate, discuss, modify or approve these recommendations. Without the participation of the chief executive officer, we expect the compensation committee as part of the annual review process to conduct a similar evaluation of the chief executive officer’s contribution and individual performance and to make determinations after the beginning of each fiscal year with respect to merit salary increases, bonus payments, stock option grants, or other forms of compensation for our chief executive officer.

Our compensation committee has the authority under its charter to engage the services of outside advisors, experts and others for assistance. The compensation committee retained Compensia, Inc. (“Compensia”), an independent executive compensation consulting firm, to assist it in structuring and implementing our executive compensation policies for fiscal 2008 and on a going-forward basis. In particular, in fiscal 2008, Compensia advised the compensation committee in connection with negotiating a new employment agreement for our chief executive officer in July 2007 and in structuring and determining benefits under our Employee and Executive Incentive Compensation Plan, which was also approved in July 2007. In addition, as described in further detail below, in July 2008, Compensia completed a competitive assessment of the compensation for our executive officers based on companies with annual revenues between $50 million and $200 million included in a list of peer group public companies compiled by Compensia and in the April 2008 Radford High Technology Executive Compensation Survey by Aon Consulting.

Competitive Market Review for fiscal 2008

The market for experienced management is highly competitive in the technology industry. We seek to attract and retain the most highly qualified executives to manage each of our business functions, and we face substantial competition in recruiting and retaining management from companies ranging from large and established technology companies to entrepreneurial early-stage companies. We expect competition for appropriate technical, commercial and management skills to remain strong for the foreseeable future.

In making its executive compensation determinations for fiscal 2008, our compensation committee relied principally on two references to compare our compensation levels to the markets in which we compete for executives. Our compensation committee did not benchmark against any individual companies, however, but relied instead on the ranges provided in the surveys described below:

Radford High Technology Industry Report by Aon Consulting. We reviewed and considered summary compensation data for up to approximately 150 companies (depending on the position being surveyed) with revenue under $200 million. These companies were part of a national survey of executive compensation levels and practices covering a broad range of positions, which is prepared annually by Aon Consulting. The Radford survey provides information on base salary and target total cash compensation for specific positions and delineates its data based on quartiles.

Venture Capital Salary Survey. We also reviewed and considered compensation data from a compensation survey of up to 20 (depending on the position being surveyed) private, venture capital-backed technology companies based principally in the San Francisco Bay Area with annual revenues of at least $40 million. The Venture Capital Salary Survey data provide similar quartile information to Radford with respect to cash compensation and include additional information on the level of equity incentives provided to specific categories of officers. The Venture Capital Survey is a blind survey that does not identify to us or other recipients of the survey the names of the companies providing data for the survey.

In evaluating the survey data, our compensation committee compared our compensation practices and levels for each compensation component, including base salary, target annual incentive opportunity and equity compensation. The competitive comparisons made in this process were then used to determine appropriate levels of compensation based on market benchmarks for various functional titles. While considering both surveys, for fiscal 2008, our compensation committee placed greater weight on the results of the Venture Capital Salary Survey because it focused specifically on private venture capital-backed technology companies in the San Francisco Bay Area, which the compensation committee believed to be more directly comparable to our competitive situation at the time compensation decisions were made.

Principal Components of Executive Compensation

Our executive compensation program consists of five components:

•	base salary;

•	annual cash bonuses;

•	equity-based incentives;

•	benefits; and

•	severance/termination protection.

Currently, all of our cash compensation plans provide short-term incentives that are paid out within one year. We do not have any deferred compensation cash plans. Our equity-based incentives are long-term incentives that are based on the parameters described below under “Equity Based Incentives.” We believe that a program containing each of these components, combining both short and long-term incentives, is necessary to achieve our compensation objectives and that collectively these components have been effective in properly incentivizing our Named Executive Officers and helping to achieve our corporate goals.

Annual Review Process

Our compensation committee reviews data and makes executive compensation decisions on an annual basis, typically during the first quarter of the new fiscal year. In connection with that process, executive officers are responsible for establishing and submitting for review to the chief executive officer (and in the case of the chief executive officer, directly to the compensation committee) their departmental goals and financial objectives for the then current fiscal year. The chief executive officer then compiles the information submitted and provides it, along with information relating to his own personal goals and objectives, to the compensation committee for review. The compensation committee, including the chief executive officer with respect to all officers and excluding the chief executive officer with respect to discussions of his own compensation, reviews, considers, and may amend the terms and conditions proposed by management.

As part of the annual review process, the compensation committee makes determinations of changes in annual base compensation based on numerous factors, including our operating budgets, a review of survey data relating to base compensation for the position at comparable companies, and individual performance over the prior fiscal year. In July 2007, in connection with the fiscal 2008 annual review process, our compensation committee approved, and our board of directors ratified, an Employee and Executive Incentive Compensation Plan, providing for cash bonuses to executive officers and employees subject to achievement of targets relating to total revenues and net income/loss. During the annual review process, the compensation committee also considered each executive’s equity incentive position, including the extent to which he or she was vested or unvested and the executive’s aggregate equity incentive position relative to benchmarks established in the Venture Capital Salary Survey. In particular, the Venture Capital Salary Survey data provides for each executive function (e.g., chief executive officer, chief financial officer, or vice president of marketing) a range of equity positions relative to the total outstanding capitalization of the surveyed company, and our compensation committee compared our officers’ equity positions within that range. In addition, the committee also considered individual officers’ equity positions relative to each other and the equity incentive we would expect to offer a newly hired officer in the same position based on current market terms. Historically, our practice has been to provide refresher equity incentive grants, typically in the form of stock options, as an individual officer becomes substantially vested in his or her current equity position. An officer will generally be deemed “substantially vested” as he or she approaches his fourth year of service following the vesting commencement date of the applicable equity award. Our equity incentives have historically vested over four years.

From time to time, the compensation committee may make off-cycle adjustments in executive compensation as it determines appropriate.

Weighting of Compensation Components

The determination of the board of directors or compensation committee as to the appropriate use and weight of each component of executive compensation is subjective, based on their view of relative importance of each component in meeting our overall objectives and factors relevant to the individual executive. Historically, our board of directors has focused significantly on the affordability of our compensation arrangements. As a result, when weighting forms of compensation, the board of directors and the compensation committee have placed greater emphasis on non-cash equity incentive compensation together with base salary, and our levels of base salary have been relatively low when compared to industry and survey data. We did not adopt any form of cash bonus plan until fiscal 2007, when the board of directors determined that our business was sufficiently stable to permit us to establish a cash bonus plan. The board of directors and compensation committee apply a similar subjective analysis of the relative importance of various factors when establishing categories of financial targets under our cash bonus plans. For example, when setting bonus targets during 2006 for fiscal 2007, we included cash balances as a target in addition to total revenues and net income/loss. As our financial condition improved in fiscal 2007, we did not establish cash balances as a fiscal 2008 target.

Base Salary

Base salary for our chief executive officer and other officers reflects the scope of their respective responsibilities, seniority and competitive market factors. Salary adjustments are determined by the compensation committee and are typically based on competitive conditions, our overall financial results, our budget requirements, and individual performance. In connection with the economic downturn that occurred earlier this decade, we reduced the salaries of our executive officers. Since that time, we have gradually increased the salaries for those individuals in an attempt to return their salaries to their historic levels. As a result, in recent periods, the increases in our executive officers’ salaries have been more closely tied to this attempt to restore historic salary levels than they have been to the executive officers’ individual performance, although our compensation committee does take individual performance into consideration. In future periods, we expect that the individual performance of our executive officers will play a more substantial role in the determination of their salary adjustments.

Our compensation committee believes that competition for experienced executive management in the technology industry has been and will for the foreseeable future continue to be intense. We believe that historic base salaries for our executive officers have been generally within the ranges identified in the Venture Capital Salary Survey, which focuses specifically on private technology companies in the San Francisco Bay Area.

As part of the review conducted by our independent compensation consultant in fiscal 2008, our compensation committee determined that our base salaries may be conservative relative to comparable public companies, and our historical compensation policies have been substantially influenced by budget constraints as a private company. In recent years, our financial performance and financial condition have improved. In light of these competitive and financial factors, our compensation committee will continue to review our compensation policies and make adjustments when necessary to insure that they are competitive with market levels of compensation.

Our chief executive officer’s base salary during fiscal 2008 was $350,000, which is the same base salary he received in fiscal 2007. At the beginning of fiscal 2007, Mr. Scott’s base salary had been increased to $350,000 to return Mr. Scott’s base salary to his original base salary at the time he became our chief executive officer in January 2001. As a result of the downturn in the technology industry during the early part of this decade and resulting internal budget constraints, all of our executive officer had previously experienced reductions in base salary. In connection with its review of our executive officers’ compensation in fiscal 2008, our compensation committee determined that no change was necessary with respect to Mr. Scott’s base salary for fiscal 2008 based on the previous increase that Mr. Scott received at the the beginning of fiscal 2007 and comparison of his base salary to compensation survey data reviewed by the committee. On July 30, 2007, we entered into a new employment agreement with our chief executive officer, as described below, which maintained his annual base salary at $350,000.

Our chief financial officer’s base salary during fiscal 2008 was $210,000. This fiscal 2008 base salary represented an increase from his fiscal 2007 salary, which was originally set at $175,000 and was subsequently increased to $190,000, effective July 28, 2006. Our board of directors and compensation committee based this increase principally on Mr. Lares’ job performance, comparison of his base salary to survey data, and increasing job responsibilities as we commenced the process of becoming a public company.

The base salaries for the other Named Executive Officers for fiscal 2008 were as follows: James Dawson, vice president of worldwide sales, $200,000; Jeffrey Price, vice president of engineering, co-founder and director, $254,400; and Ashok Singhal, chief technical officer and co-founder, $220,000. Each of these base salaries was the same base salary received by such Named Executive Officer during fiscal 2007. Our compensation committee determined that no change was necessary with respect to each of these Named Executive Officers salaries for fiscal 2008 based on a comparison of each base salary to compensation survey data reviewed by the committee.

Cash Bonuses

Annual cash incentive bonuses for our employees, including our executive officers, are designed principally to reward performance that furthers key corporate goals and to date have focused exclusively on the achievement of annual financial goals. As discussed below, in fiscal 2008, our executive officers were eligible to receive a cash bonus if we achieved specific target levels relating to total revenues and net income/loss. We believe that the performance objectives used to provide annual cash incentives will change from year-to-year as our business evolves and our priorities change. In order to create appropriate performance incentives, the compensation committee generally sets performance goals that moderately exceed the operating plan approved by our board of directors, but the committee maintains discretion to increase or decrease variable compensation if it determines appropriate.

In July 2007, our compensation committee approved, and our board of directors ratified, our Employee and Executive Incentive Compensation Plan providing for the payment of cash bonuses for fiscal 2008, subject to the achievement of pre-established performance targets relating to total revenue and net income/loss. The compensation committee set these targets at levels moderately in excess of the operating plan for fiscal 2008 approved by our board of directors as an incentive for superior performance. In establishing the targets, the compensation committee considered management’s historic performance relative to prior operating plans as well as the committee’s view of the prospects for our business in fiscal 2008.

Under the fiscal 2008 plan, eligible employees, generally consisting of non-commissioned employees, were eligible to receive a target cash bonus equal to a percentage of their applicable base salary, as follows: non-director employees, 8%; director employees, 13%; executive officers other than the chief executive officer, 35%; and our chief executive officer, 100%. Our chief executive officer’s target award of 100% of his base salary is also reflected in his July 2007 revised employment agreement. The compensation committee determined the applicable target percentage bonus levels for fiscal 2008 based principally on the impact of bonus payments on our operating results and based on these factors concluded that cash bonus targets equal to 8%, 13%, 35% and 100%, as applicable, of our employees’ base salaries were appropriate and within our operating budget for fiscal 2008.

The compensation committee maintains discretion to provide for cash incentive awards under the Employee and Executive Incentive Compensation Plan in excess of the target base salary percentages if we exceed the established financial performance targets. We do not currently have any policy regarding the adjustment or recovery of awards or payments if the relevant performance measures are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Awards will be reduced if we do not achieve the targets under the plan. The compensation committee may also approve payments of bonuses outside the

Employee and Executive Incentive Compensation Plan, regardless of whether performance targets have been achieved.

The objectives that we established for management under the cash incentive plans for fiscal 2008 were the same as those applicable for non-executive employees. We believe rewarding our executive management and non-executive employees based on achievement of the same financial and corporate objectives contributes to a culture of collaborative, team-oriented management.

Under the fiscal 2008 plan, our Named Executive Officers received the following cash bonuses for fiscal 2008: David Scott, $322,000; Adriel Lares, $67,620; Jeffrey Price, $81,917; and Ashok Singhal, $70,845. The cash bonuses represent a payment of 92% of the targeted amounts under the fiscal 2008 plan, based on us achieving 92% of our performance targets for fiscal 2008.

James Dawson, our vice president of worldwide sales, did not participate in the fiscal 2008 plan. Mr. Dawson receives sales commissions in a manner similar to the commission-based compensation program for our sales group, which he heads. We paid Mr. Dawson commissions of approximately $178,508 during fiscal 2008 based on fiscal 2007 and 2008 transactions. The timing of our commission payments to Mr. Dawson tend to lag the time when the underlying customer transactions were entered, and we will pay commissions in fiscal 2009 arising from customer transactions entered in fiscal 2008.

In fiscal 2008, Mr. Dawson became entitled to approximately $223,800 in commissions based on fiscal 2008 transactions, which were paid in part during fiscal 2008 and will be paid in part during fiscal 2009.

Equity Based Incentives

We grant equity based incentives to employees, including our executive officers, in order to create a corporate culture that aligns employee interests with stockholder interests. We have not adopted any specific stock ownership guidelines, and other than the issuance of shares to our founders when we were established, our equity incentive plans have provided the principal method for our executive officers to acquire an equity position in our company, whether in the form of shares or options.

Prior to our initial public offering in November 2007 (the “IPO”), we granted options and other equity incentives to our officers under either the 1999 Stock Option Plan or the 2000 Management Stock Option Plan. In connection with the IPO, our board of directors adopted the 2007 Plan, which was implemented following the IPO. The 2007 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock-based awards. Historically, our equity incentive plans were administered by our board of directors. Since the IPO, all equity incentive plans and awards are administered by our compensation committee under the delegated authority established in the compensation committee charter. In addition, the compensation committee has delegated authority to grant stock options to newly hired employees, other than our executive officers, to our new employee option administrator.

The size and terms of any initial option grants to new employees, including executive officers, are based largely on competitive conditions applicable to the specific position. In making its determination of the size of initial option grants for our current officers, the board of directors and compensation committee relied in part on survey data from the Venture Capital Salary Survey, which includes information on the size of equity incentives, relative to a company’s outstanding capitalization, for specific positions at venture-backed technology companies.

In addition, our practice has been to grant additional annual option grants to employees, including executive officers, when the individual has become substantially vested and the board of directors or compensation committee believed additional unvested equity incentives are appropriate as a retention incentive. We expect to continue this practice in the future in connection with the compensation committee’s annual performance review at the beginning of each fiscal year. In making its determination concerning additional option grants, the compensation committee will also consider, among other factors, individual performance and the size and terms of the individual’s outstanding equity grants in the then-current competitive environment.

To date, our equity incentives have been granted principally with time-based vesting. Most new hire option grants, including for executive officers, vest over a four-year period with 25% vesting on each annual anniversary of the employee’s date of hire. We expect that additional annual option grants to continuing employees will typically vest over a four-year period with 25% vesting on each annual anniversary of the date of grant. Although our practice in recent years has been to provide equity incentives principally in the form of stock option grants that vest over time, our compensation committee may consider alternative forms of equity in the future, such as performance shares, restricted stock units or restricted stock awards with alternative vesting strategies based on the achievement of performance milestones or financial metrics. For example, as described below, in July 2008, our compensation committee approved restricted stock unit grants for our executive officers.

During fiscal 2008, our compensation committee and board of directors reviewed the aggregate equity position of each of our executive officers as well as reviewing the portion of the aggregate equity incentives that were vested versus unvested. In particular, they compared outstanding equity positions for each executive officer’s respective position with ranges presented in the Venture Capital Salary Survey data to ensure that each executive officer’s equity position fell within the range, without targeting any particular percentage within the range for the executive officers as a group. They also evaluated the extent to which prior equity incentives were then vested. All of new grants were made during meetings of our board of directors. The exercise price of options prior to our IPO was determined by our board of directors after taking into account valuation reports received from an independent valuation firm. As a result of these reviews, and on the recommendation of the compensation committee, our board of directors approved the following stock option grants to Named Executive Officers during fiscal 2008:

Name	Options Granted (#)	Exercise Price ($/sh)
David C. Scott	169,999	11.20
Adriel G. Lares	82,499	11.20
James L. Dawson	104,999	11.20
Ashok Singhal	125,000	9.02

Benefits

We provide the following benefits to our Named Executive Officers, generally on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance;

•	employee stock purchase plan;

•	employee assistance plan;

•	medical and dependant care flexible spending account;

•	short-and long-term disability, accidental death and dismemberment; and

•	a 401(k) plan.

We believe these benefits are consistent with companies with which we compete for employees.

Severance and Termination Compensation

In connection with certain terminations of employment, our executive officers may be entitled to receive certain severance payments and benefits pursuant to their respective employment agreements, offer letters and management retention agreements. In setting the terms of and determining whether to approve these arrangements, our compensation committee or board of directors, as applicable, recognized that executives often face challenges securing new employment following termination, in particular following a change of control of the company, and that distractions created by uncertain job security surrounding potential beneficial transactions may have a detrimental impact on their performance. As a result, the severance benefits identified below are primarily intended to provide these executive officers with post-change of control termination protection of salary and benefits while they seek new employment. We also have agreed to accelerate vesting of certain equity incentives in connection with certain terminations following a change of control, based on our view that these executive officers are not likely to be retained in comparable positions by a large acquiror, and the benefit of these equity incentives would otherwise be forfeited upon a termination of employment, including an involuntary termination by an acquiring company.

Chief Executive Officer

Under the terms of an employment agreement we entered with our chief executive officer, David C. Scott, in July 2007, if within 18 months following a change of control, Mr. Scott is involuntarily terminated (other than for cause, death or disability) or he terminates voluntarily for good reason, we have agreed that Mr. Scott will be entitled to receive the following benefits:

•	a lump sum cash payment equal to 300% of his base salary payable within 30 days of termination;

•

until the earlier of one year from the date of termination or such time as Mr. Scott has become covered under another employer’s plans with comparable coverage, continued health, dental, vision and life insurance benefits at the same levels of coverage and with the same relative ratios of premium payments by us and Mr. Scott as existed prior to the termination; and

•	immediate vesting of all then unvested stock options, restricted stock or other unvested equity incentives held by Mr. Scott.

In addition, Mr. Scott will receive equivalent cash severance and insurance benefits to those described above in the event of a termination of employment resulting from his death or disability, an involuntary termination of his employment by us other than for cause outside the change of control period, or a voluntary termination by Mr. Scott for good reason outside the change of control period. In the event of such a termination, Mr. Scott will also receive one year’s accelerated vesting credit with respect to any unvested stock options, restricted stock or other equity incentives.

Payment of the benefits described above is also subject to Mr. Scott’s executing and not revoking a standard release of any claims against us and his complying with certain non-solicitation obligations in his employment agreement.

The compensation committee and board of directors approved post-termination benefits for Mr. Scott that are greater than or in addition to the benefits provided to our other executives after consulting with Compensia to determine similar benefits provided to other chief executive officers at similarly situated companies and considering factors such as the high likelihood that a chief executive officer will be terminated in connection with a change of control transaction as compared to the other executive officers.

Other Executive Officers

We have also entered management retention agreements with our other executive officers. Under the terms of these agreements, if within 12 months following a change of control, the executive is involuntarily terminated (other than for cause, death, or disability) or the executive voluntarily terminates for good reason, our executive officers will be entitled to receive the following benefits:

•

a lump sum cash payment equal to 50% of the executive’s annual base salary as in effect immediately prior to the date of termination (except in the case of our vice president and general counsel, who is entitled to a lump sum cash payment equal to his annual base salary);

•

until the earlier of one year from the date of termination or such time as the executive has become covered under another employer’s plans with comparable coverage, continued health, dental, vision, long term disability and life insurance benefits at the same levels of coverage and with the same relative ratios of premium payments by us and the executive as existed prior to the termination; and

•

immediate vesting of 50% of the then-unvested portion of any stock options, restricted stock or other unvested equity incentives held by the executive (except in the case of our vice president and general counsel, who is entitled to immediate vesting of 100% of the then-unvested securities held by him).

Payment of the benefits described above under these management retention agreements is also subject to the executive’s executing and not revoking a mutual release of claims with us.

Recent Compensation Determinations

Base Salaries for Fiscal 2009

In connection with its annual review of our executive officers’ compensation for fiscal 2009, in April 2008, the compensation committee considered each Named Executive Officer’s current base salary and approved the following increases to such base salaries for fiscal 2009: Mr. Scott’s annual base salary was increased to $358,750 from $350,000; Mr. Lares’s base salary was increased to $220,000 from $210,000; and Mr. Dawson’s base salary was increased to $225,000 from $200,000. No change was made to Mr. Price’s or Mr. Singhal’s salary. Our compensation committee set the fiscal 2009 base salaries principally on each executive officer’s job performance, a comparison of each executive officer’s base salary to compensation survey data, and our improved financial performance as compared to prior fiscal years.

Cash Bonuses for Fiscal 2009

In May 2008, our compensation committee established the performance goals for our fiscal 2009 fiscal year under our Employee and Executive Incentive Plan. The fiscal 2009 performance goals relate to revenue and operating income for our 2009 fiscal year. Similar to the fiscal 2008 performance goals, the compensation committee set these targets at levels moderately in excess of the operating plan for fiscal 2009 approved by our board of directors as an incentive for superior performance. The committee believed the targets identified were attainable but acknowledged they would require substantial management attention and growth in our revenues during fiscal 2009. In particular, increasing our revenue in fiscal 2009 to achieve the revenue targets under the fiscal 2009 plan will require our sales and human resource executives to continue to recruit, hire and train a substantial number of additional sales personnel and to ensure that new sales personnel become productive as quickly as possible. We have experienced challenges in the past hiring and retaining appropriate sales personnel, in part because our sales personnel, in order to be effective, are required to have a substantial amount of industry and domain-specific expertise, which limits the pool of available talent from which we can recruit. In addition, in order to increase our revenue, our chief executive officer and our business development and marketing executives will need to identify and establish new distribution channels to sell and support our products, particularly as we seek to expand in international markets where we expect to rely more heavily on indirect distribution channels than we do in the United States. Identifying and reaching mutually agreeable terms for distribution alliances can be challenging, particularly because our products are specialized and require substantial technical understanding in order to sell and support our products. We believe it is important to enter alliances with highly qualified distributors in order to maintain the reputation of our products and services. Finally, achieving our operating income objectives under the fiscal 2009 plan will require, in addition to increases in our revenue, that our financial and operating executives maintain controls over our operating expenses, product manufacturing and assembly costs.

Under the fiscal 2009 plan, eligible employees, generally consisting of non-commissioned employees, are eligible to receive a target cash bonus equal to a percentage of their applicable base salary, as follows: non-director employees, 10%; director employees, 15%; executive officers other than the chief executive officer, 40%; and our chief executive officer, 100%. The compensation committee determined the applicable target percentage bonus levels for fiscal 2009 based principally on the impact of bonus payments on our operating results and based on these factors concluded that cash bonus targets equal to 10%, 15%, 40% and 100%, as applicable, of our employees’ base salaries were appropriate and within our operating budget for fiscal 2009.

Competitive Market Review for Fiscal 2009

In July 2008, Compensia completed a competitive assessment of the compensation of our executive officers. This assessment included the identification of a public company peer comparison group for purposes of evaluating our compensation policies against current market trends, an assessment of our executive officers’ current compensation as compared to executive officers’ compensation at such peer group companies and other companies identified in the April 2008 Radford High Technology Executive Compensation Survey, a profile of our executive officers’ equity holdings and potential retention risks, and recommendations for annual equity award levels and equity allocations. The companies included in the identified public company peer compensation group were as follows:

• Acme Packet	• Maxwell Technologies
• Adaptec	• Netezza
• Aruba Networks	• Netscout Systems
• Compellent Technologies	• Numerex
• Data Domain	• Opnet Technologies
• Datalink	• Packeteer
• Dot Hill Systems	• Sonicwall
• Ecehelon	• Stec
• Isilon Systems	• Sycamore Networks
• Lantronix	• Veza Networks

Compensia gathered and evaluated our compensation levels relative to compensation data from public filings of the peer companies listed above. In addition, Compensia compared our compensation practices to compensation data from the April 2008 Radford High Technology Executive Compensation Survey by Aon Consulting. The Compensia and Radford surveys each provide summary compensation data for companies with annual revenues between $50 million and $200 million.

Compensia’s review concluded that the overall average of our Named Executive Officers’ base salaries falls within the 50th percentile of market trends for similar positions and the overall average of our Named Executive Officers’ total targeted cash compensation is between the 50th and 75th percentile of market trends for similar positions. With respect to equity based incentives, Compensia noted that the unvested equity holdings of most of our Named Executive Officers would significantly decline beginning in fiscal 2009. As a result and as discussed below, the compensation committee recently considered and approved additional equity incentive grants to executive officers to provide a further retention incentive.

Equity Based Incentives for Fiscal 2009

In July 2008, based on Compensia’s review and the recommendations of our chief executive officer, except with respect to his own compensation, our compensation committee determined that it was necessary to approve a one-time grant of restricted stock units, together with an additional stock option grant, to our Named Executive Officers in order to return their unvested equity holdings to levels that are consistent with market trends and to increase the retention value of such equity holdings. The one-time restricted stock unit and stock option grants approved by our compensation committee to our Named Executive Officers are as follows:

Name	RSUs Granted (#)	Options Granted (#) (1)
David C. Scott	30,000	145,000
Adriel G. Lares	20,000	60,000
James L. Dawson	20,000	60,000
Jeffrey A. Price	20,000	50,000
Ashok Singhal	20,000	50,000

(1)	The exercise price of the option grants is the closing price of our Common Stock as reported by NYSE Arca on August 5, 2008, the first trading day that falls within an open trading window under our insider trading policy following the date that our compensation committee approved the grants.

On a going forward basis, our compensation committee anticipates maintaining the equity holdings of our Named Executive Officers at appropriate levels through annual stock option grants.

In addition, in July 2008, our compensation committee approved the categories of business criteria that can be used in setting performance goals for performance-based awards under our 2007 Plan. When setting these performance goals, the compensation committee may use all or a portion of the approved business criteria categories. The approved business criteria categories include (i) annual revenue, (ii) business divestitures and acquisitions, (iii) cash flow, (iv) cash position, (v) customer satisfaction, (vi) earnings, (vii) earnings before interest and taxes, (viii) earnings before interest, taxes, depreciation and amortization, (ix) earnings per Share, (x) employee satisfaction, (xi) expenses, (xii) gross margin, (xiii) gross profit dollars, (xiv) market share, (xv) net cash provided by operations, (xvi) net income, (xvii) net profit, (xviii) net sales, (xix) new product development, (xx) number of customers, (xxi) operating cash flow, (xxii) operating expenses, (xxiii) operating income, (xxiv) operating margin, (xxv) productivity, (xxvi) profit after taxes, (xxvii) profit before taxes, (xxviii) ratio of debt to equity, (xxix) ratio of operating earnings to capital spending, (xxx) return on assets, (xxxi) return on equity, (xxxii) return on gross fixed assets, (xxxiii) return on net assets, (xxxiv) return on sales, (xxxv) return on stockholder equity, (xxxvi) return to stockholders, (xxxvii) revenue, (xxxviii) revenue growth, (xxxix) sales, (xxxx) sales growth, (xxxxi) time to market, and (xxxxii) working capital. Performance-based awards, as well as the performance goals associated with those awards, are described in further detail above in the description of Proposal 3—Approval of Adoption of 2007 Equity Incentive Plan, as amended and restated on page 15. Our compensation committee has not yet granted any performance-based awards under our 2007 Plan and has not approved a policy with respect to the use of performance-based awards in the compensation practices for our executive officers.

Accounting and Tax Considerations

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our chief executive officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past, we have granted options that we believe met those requirements. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our chief executive officer and our four most highly compensated officers, the compensation committee intends to consider tax deductibility under Section 162(m) of the Internal Revenue Code as a factor in compensation decisions.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company’s management. Based upon the review and discussions noted above, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

Kevin Fong (Chairperson)

Mark Siegel

James Wei

Executive Compensation

Summary Compensation Table

The following table presents information concerning the total compensation of our chief executive officer, chief financial officer and our three other most highly compensated officers during the last fiscal year, or the Named Executive Officers, for services rendered to us in all capacities for the fiscal year ended March 31, 2008.

Name and Principal Position	Year	Salary		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (4)	Total ($)
David C. Scott	2008	350,000		130,165	322,000	(2)	798	802,963
Chief Executive Officer	2007	349,563		16,035	122,500	(3)	684	488,782

Adriel G. Lares	2008	209,231		63,169	67,620	(2)	502	340,522
Chief Financial Officer	2007	184,000		2,004	66,500	(3)	479	252,983

James L. Dawson	2008	423,805	(5)	69,094	—		513	493,412
Vice President of Worldwide Sales	2007	316,500	(6)	—	—		456	316,956

Jeffrey A. Price	2008	254,400		97,400	81,917	(2)	580	434,297
Vice President of Engineering	2007	254,082		25,028	89,040	(3)	562	368,712

Ashok Singhal	2008	220,014		108,353	70,845	(2)	503	399,715
Chief Technical Officer	2007	219,739		6,673	77,005	(3)	480	303,897

(1)	Amounts represent the aggregate expense recognized for financial statement reporting purposes during the fiscal year calculated in accordance with SFAS No. 123(R) without regard to estimated forfeitures. The total fair value of each award is calculated as of the grant date and expensed in the financial statements over the service period of the award. The amounts shown include ratable amounts expensed for stock awards that were granted in fiscal years 2007 and 2008. Assumptions used in the valuations of these awards are included in Note 10 of the Company’s Annual Report on Form 10-K. These amounts do not correspond to actual value that may be realized by the named executive officers.

(2)	Amounts represent total performance-based bonuses earned for services rendered during fiscal 2008 under our Fiscal Year 2008 Executive Incentive Compensation Plan, in which all executives who did not receive sales commissions were eligible to participate. Under the Fiscal Year 2008 Executive Incentive Compensation Plan, our chief executive officer was eligible to receive a cash bonus of 100% of his base salary and all other participating executives were eligible to receive a cash bonus of 35% of his or her base salary based on achievement of financial targets relating to our revenue and operating results for fiscal 2008. Bonuses earned in fiscal 2008 were paid in fiscal 2009. Please see “Cash Bonuses” under “Compensation Discussion and Analysis” above for additional information regarding our fiscal 2008 cash bonuses.
(3)	Amounts represent total performance-based bonuses earned for services rendered during fiscal 2007 under our Fiscal Year 2007 Executive Incentive Compensation Plan, in which all executives who did not receive sales commissions were eligible to participate. Under the Fiscal Year 2007 Executive Incentive Compensation Plan, each participating executive was eligible to receive a cash bonus equal to 35% of his or her base salary based on achievement of financial targets relating to our revenue and operating results for fiscal 2007 and our cash balances at the end of the fiscal year. Bonuses earned in fiscal 2007 were paid in fiscal 2008.
(4)	Represents amounts paid for life insurance for the executive and the executive’s family members.
(5)	Includes $223,805 in commissions and bonus earned by Mr. Dawson in fiscal 2008, of which approximately $152,700 was paid in fiscal 2008 and the remainder will be paid in fiscal 2009. Please see “Cash Bonuses” under “Compensation Discussion and Analysis” above for additional information regarding Mr. Dawson’s commission compensation arrangement.
(6)	Includes $116,500 in commissions earned by Mr. Dawson in fiscal 2007, of which approximately $83,500 was paid in fiscal 2007 and the remainder was paid in fiscal 2008.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to each of our Named Executive Officers during the fiscal year ended March 31, 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Option Awards ($) (5)
		Target ($) (1)
David C. Scott	7/26/2007	350,000	169,999	11.20	(2)	763,742
Adriel G. Lares	7/26/2007	73,500	82,499	11.20	(2)	370,639
James L. Dawson	7/26/2007	—	104,999	11.20	(3)	471,723
Jeffrey A. Price	7/26/2007	89,040	—	—		—
Ashok Singhal	4/26/2007	—	125,000	9.02	(4)	465,600
	7/26/2007	77,000	—	—		—

(1)	The target payments under our Fiscal Year 2008 Executive Incentive Compensation Plan were set at 100% of our chief executive officer’s base salary and at 35% of all other participating executive officers’ base salaries. There was no threshold or maximum payment for executive officers to earn under the Fiscal Year 2008 Executive Incentive Compensation Plan. Mr. Dawson did not participate in the Fiscal Year 2008 Executive Incentive Compensation Plan. Please see “Cash Bonuses” under “Compensation Discussion and Analysis” above for additional information regarding our fiscal 2008 cash bonuses.
(2)	The stock option was granted under our 1999 Stock Plan. The option has a maximum term of ten years measured from the grant date, subject to earlier termination upon the officer’s cessation of service with the Company. Option vests in a series of equal monthly installments over 48 months of service beginning with the one-month anniversary of the grant date.

(3)	The stock option was granted under our 1999 Stock Plan. The option has a maximum term of ten years measured from the grant date, subject to earlier termination upon the officer’s cessation of service with the Company. Option vests in a series of equal monthly installments over 48 months of service beginning on April 21, 2008.
(4)	The stock option was granted under our 2000 Management Stock Option Plan. The option has a maximum term of ten years measured from the grant date, subject to earlier termination upon the officer’s cessation of service with the Company. Option vests in a series of equal monthly installments over 48 months of service beginning with the one-month anniversary of the grant date.
(5)	Amounts reflect the aggregate grant date fair value of stock options granted in fiscal 2008, calculated in accordance with SFAS No. 123(R) without regard to estimated forfeitures. See Note 10 of Notes to Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair value of our stock options.

Outstanding Equity Awards At Fiscal Year-End

The following table presents certain information concerning equity awards held by our Named Executive Officers at the end of the fiscal year ended March 31, 2008.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
David C. Scott	397,196	(3)			0.46	4/1/2015	177,157	1,218,840
	169,999	(4)			11.20	7/26/2017

Adriel G. Lares	80,000	(5)			0.58	11/17/2015	20,842	143,393
	82,499	(6)			11.20	7/26/2017

James L. Dawson	145,000	(7)			0.02	4/26/2014	33,348	229,434
	15,000	(8)			0.46	4/1/2015
	104,999	(9)			11.20	7/26/2017

Jeffrey A. Price	205,957	(3)			0.46	4/1/2015
	36,458	(10)	88,542	(10)	7.08	1/26/2017

Ashok Singhal	171,849	(3)			0.46	4/1/2015
	28,646	(11)	96,354	(11)	9.02	4/26/2017

(1)	Shares of Common Stock acquired pursuant to the early exercise of options, but which are unvested and, therefore, subject to our right to repurchase as of March 31, 2008. Our right to repurchase these shares is at a price per share of $0.02.
(2)	The values shown in this column are equal to the market value of $6.88, the closing price of the Company’s Common Stock on March 31, 2008 as reported by NYSE Arca, multiplied by the number of shares.
(3)	All of the shares subject to the option are fully vested as of March 31, 2008.
(4)

The option is subject to an early exercise provision and is immediately exercisable. The option vests at the rate of 1/48th of the total number of shares subject to the option each month beginning with the one-month anniversary of the grant. As of March 31, 2008, 28,333 shares were fully vested and 141,666 shares will vest ratably over the remainder of the vesting period, subject to Mr. Scott’s continued service to us. This option is also included in the Summary Compensation Table and does not constitute additional compensation.

(5)

The option is subject to an early exercise provision and is immediately exercisable. 1/4th of the total number of shares subject to the option became vested on December 10, 2006 and 1/48th of the total number of shares subject to the option vest each month thereafter. As of March 31, 2008, 45,000 shares were fully vested and 35,000 shares will vest ratably over the remainder of the vesting period, subject to Mr. Lares’ continued service to us.

(6)

The option is subject to an early exercise provision and is immediately exercisable. The option vests at the rate of 1/48th of the total number of shares subject to the option each month beginning with the one-month anniversary of the grant. As of March 31, 2008, 13,750 shares were fully vested and 68,749 shares will vest ratably over the remainder of the vesting period, subject to Mr. Lares’ continued service to us. This option is also included in the Summary Compensation Table and does not constitute additional compensation.

(7)

The option is subject to an early exercise provision and is immediately exercisable. 1/4th of the total number of shares subject to the option became vested on March 29, 2005 and the remaining shares subject to the stock option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter subject to Mr. Dawson’s continued service to us. As of March 31, 2008, all shares were fully vested.

(8)

The option is subject to an early exercise provision and is immediately exercisable. 1/4th of the total number of shares subject to the option became vested on April 1, 2006 and the remaining shares subject to the stock option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter subject to Mr. Dawson’s continued service to us. As of March 31, 2008, 10,936 shares were fully vested and 4,064 shares will vest ratably over the remainder of the vesting period, subject to Mr. Dawson’s continued service to us.

(9)

The option is subject to an early exercise provision and is immediately exercisable. 1/48th of the total number of shares subject to the option became vested on April 21, 2008 and the remaining shares subject to the stock option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter subject to Mr. Dawson’s continued service to us. As of March 31, 2008, no shares were vested. This option is also included in the Summary Compensation Table and does not constitute additional compensation.

(10)

The option is not subject to an early exercise provision. The option vested at the rate of 1/4th of the total number of shares subject to the option on January 1, 2008 and 1/48th of the total number of shares subject to the option vest each month thereafter subject to Mr. Price’s continued service to us. As of March 31, 2008, 36,458 were fully vested and the remaining 88,542 will vest ratably over the remainder of the vesting period, subject to Mr. Price’s continued service to us. This option is also included in the Summary Compensation Table and does not constitute additional compensation.

(11)

The option is not subject to an early exercise provision. 1/48th of the total number of shares subject to the option became vested on May 26, 2007 and 1/48th of the total number of shares subject to the option vest each month thereafter subject to Mr. Singhal’s continued service to us. As of March 31, 2008, 28,646 were fully vested and the remaining 96,354 will vest ratably over the remainder of the vesting period, subject to Mr. Singhal’s continued service to us. This option is also included in the Summary Compensation Table and does not constitute additional compensation.

Option Exercises and Stock Vested

The following table presents certain information concerning the exercise of options and vesting of stock awards by each of our Named Executive Officers during the fiscal year ended March 31, 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
David C. Scott	212,466	1,461,766
Adriel G. Lares	27,497	189,179
James L. Dawson	39,993	275,152
Jeffery A. Price	—	—
Ashok Singhal	—	—

(1)	Shares shown in this column are shares of Common Stock acquired pursuant to the early exercise of options that vested during the fiscal year ended March 31, 2008.
(2)	The values shown in this column are equal to the market value of $6.88, the closing price of the Company’s Common Stock on March 31, 2008 as reported by NYSE Arca, multiplied by the number of shares vested during the fiscal year ended March 31, 2008.

Employment Agreements and Offer Letters

David C. Scott

In July 2007, we entered into an employment agreement with David C. Scott, our president and chief executive officer, superseding a prior employment agreement. Under the employment agreement, we employ Mr. Scott on an at-will basis with no specified term for an initial base salary of $350,000, which the compensation committee will review annually for potential adjustments.

In the event that within 18 months following a change of control, Mr. Scott is involuntarily terminated (other than for cause, death or disability) or he terminates voluntarily for good reason, we have agreed that Mr. Scott will be entitled to receive (i) a lump sump payment equal to 300% of his base salary, payable within 30 days of termination and (ii) continued health, dental, vision and life insurance benefits at the same level of coverage and with the same relative ratio of premium payment by us and Mr. Scott as existed while he was employed with us. The obligation to provide continued benefits to Mr. Scott will continue until the earlier of one year from the date of termination or such time as Mr. Scott has become covered under another employer’s plans with comparable coverage. In addition, any unvested stock options, restricted stock or other unvested equity incentives held by Mr. Scott will become immediately vested upon such a termination.

In addition, Mr. Scott will receive equivalent cash severance and insurance benefits to those described above in the event of a termination of employment resulting from Mr. Scott’s death or disability, an involuntary termination of his employment by us other than for cause outside of the change of control period, or a voluntary termination by Mr. Scott for good reason outside the change of control period. In the event of such a termination, Mr. Scott will also receive one year’s accelerated vesting credit with respect to any unvested stock options, restricted stock or other equity incentives.

Payment of the benefits described above is also subject to Mr. Scott’s executing and not revoking a standard release of any claims against us and his complying with certain non-solicitation obligations in his employment agreement.

Adriel G. Lares

We are parties to an offer letter dated November 5, 2001 with Adriel G. Lares, currently our chief financial officer. At the time the offer letter was entered, Mr. Lares was hired as our director of finance. Under the offer letter, Mr. Lares’ employment is at will with no specified term. We initially agreed to pay Mr. Lares a base salary of $120,000, which was increased to $210,000 during fiscal 2008 and $220,000 during fiscal 2009. Pursuant to the offer letter, we granted Mr. Lares an initial option to purchase 12,500 shares of our Common Stock.

Jeffrey A. Price

We are parties to an offer letter dated April 19, 1999 with Jeffrey A. Price, our vice president of engineering and co-founder. Under the offer letter, Mr. Price’s employment is at will with no specified term. We initially agreed to pay Mr. Price a base salary of $175,000, which has since been increased to $254,000. In connection with his becoming an employee and co-founder, we sold Mr. Price an aggregate of 660,000 shares of our Common Stock under a restricted stock purchase agreement.

Ashok Singhal

We are parties to an offer letter dated April 26, 1999 with Ashok Singhal, our chief technical officer. Under the offer letter, we employ Mr. Singhal on an at-will basis with no specified term and agreed to pay Mr. Singhal an initial base salary of $165,000, which has since been increased to $220,014. Pursuant to the offer letter, we granted Mr. Singhal an initial option to purchase 550,000 shares of our Common Stock.

James L. Dawson

We are parties to an offer letter dated March 10, 2004 with James L. Dawson, our vice president of worldwide sales. Under the offer letter, we employ Mr. Dawson on an at-will basis with no specified term and agreed to pay Mr. Dawson an initial base salary of $200,000, which was increased to $225,000 effective April 8, 2008. In the offer letter, we also established his initial incentive base for fiscal 2005, which has since been modified and is described under the caption “Compensation Discussion and Analysis.” Pursuant to the offer letter, we granted Mr. Dawson an initial option to purchase 160,000 shares of our Common Stock.

Potential Payments on Termination or Change of Control

In March 2001, we adopted a change of control policy for current and future vice presidents. Pursuant to this policy, we have entered into management retention agreements with each of our current vice presidents. These agreements are described under “Compensation Discussion and Analysis—Severance and Termination Compensation” above. In addition, the tables below describe the payments and benefits our Named Executive Officers would be entitled to receive under these management retention agreements and under Mr. Scott’s employment agreement assuming that their employment was terminated on March 31, 2008.

Chief Executive Officer

	Termination Within Eighteen Months Following a Change of Control (1)			Termination in the Absence of a Change of Control (2)
Name	Equity Acceleration ($) (3)	Salary ($) (4)	Insurance Benefits ($) (5)	Equity Acceleration ($) (6)	Salary ($) (4)	Insurance Benefits ($) (5)
David C. Scott	2,193,502	1050,000	11,597	1,511,238	1,050,000	11,597

(1)	Includes involuntary termination (other than for cause, death or disability) or voluntary termination for good reason.
(2)	Includes involuntary termination (other than for cause), voluntary termination for good reason, or termination due to death or disability.
(3)	The amount shown in this column is equal to all unvested stock options and restricted stock held by Mr. Scott on March 31, 2008 multiplied by the closing sales price of the Company’s Common Stock of $6.88 on March 31, 2008 as reported by NYSE Arca. The vesting of all then-unvested stock options and restricted stock or other unvested equity incentives held by Mr. Scott immediately accelerates upon termination of his employment within eighteen months following a change of control under the circumstances included in the table above.
(4)	The amount shown in this column is equal to 300% of Mr. Scott’s base salary at March 31, 2008.
(5)	The amount shown in this column is equal to our payments for continued health, dental, vision and life insurance benefits for a period of one year.
(6)	The amount shown in this column is equal to all unvested stock options and restricted stock held by Mr. Scott on March 31, 2008 that would otherwise vest over the twelve months following the termination of his employment multiplied by the closing sales price of the Company’s Common Stock of $6.88 on March 31, 2008 as reported by NYSE Arca. The vesting of all stock options, restricted stock or other unvested equity incentives held by Mr. Scott that would otherwise vest over the following 12 months immediately accelerates upon termination of his employment other than within 18 months following a change of control under the circumstances included in the table above.

Other Named Executive Officers

	Termination Within Twelve Months Following a Change of Control (1)
Name	Equity Acceleration ($) (2)	Salary ($) (3)	Insurance Benefits ($) (4)
Adriel G. Lares	428,607	105,000	3,551
James L. Dawson	489,963	100,000	11,312
Jeffrey A. Price	304,591	127,200	11,379
Ashok Singhal	331,465	110,007	—

(1)	Includes involuntary termination (other than for cause, death or disability) or voluntary termination for good reason. The management retention agreements do not provide for any payment, equity acceleration or insurance benefits in connection with a termination that occurs other than within twelve months following a change of control.
(2)	The amounts shown in this column are equal to 50% of the unvested portion of all stock options and restricted stock held by the executive officer on March 31, 2008 multiplied by the closing sales price of the Company’s Common Stock of $6.88 on March 31, 2008 as reported by NYSE Arca. The vesting of 50% of all then-unvested stock options, restricted stock or other unvested equity incentives held by the executive officer accelerates upon termination of his or her employment under the circumstances included in the table above.
(3)	The amounts shown in this column are equal to 50% of the executive officer’s base salary at March 31, 2008.
(4)	The amounts shown in this column are equal to our payments for continued health, dental, vision and life insurance benefits for a period of one year.

In addition to the benefits described above, our 1999 Stock Plan, 2000 Management Stock Option Plan and 2007 Equity Incentive Plan provide for the acceleration of vesting of awards in certain circumstances in connection with or following a change of control of our company.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options, warrants and rights granted to the Company’s employees and directors, as well as the number of shares of Common Stock remaining available for future issuance, under the Company’s equity compensation plans as of March 31, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Warrants (a)		Weighted Average Exercise Price of Outstanding Options and Warrants (b)	Reserved for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders:	6,517,924		$5.65	11,558,657	(1)(2)(3)
Equity compensation plans not approved by security holders:	25,000	(4)	$0.02	—

Total	6,542,924		$5.63	11,558,657

(1)	Amount includes 1,550,000 shares available for future issuance under the Company’s Employee Stock Purchase Plan and 10,008,657 shares available for future issuance under the Company’s 2007 Equity Incentive Plan.
(2)	The Company’s 2007 Equity Incentive Plan incorporates an evergreen formula pursuant to which on April 1 of each year the aggregate number of shares reserved for issuance under the 2007 Equity Incentive Plan will increase by a number of shares equal to the lesser of (A) 5,000,000 shares, (B) 5% of the outstanding shares on the last day of the immediately preceding fiscal year, or (C) such number of shares determined by the Company’s board of directors.
(3)	The Company’s Employee Stock Purchase Plan incorporates an evergreen formula pursuant to which on April 1 of each year the aggregate number of shares reserved for issuance under the Employee Stock Purchase Plan will increase by a number of shares equal to the lesser of (A) 1,550,000 shares, (B) 2% of the outstanding shares on the last day of the immediately preceding fiscal year, or (C) an amount determined by the administrator.
(4)	In November 2003, the Company issued an option to purchase 25,000 shares of Common Stock at an exercise price of $0.02 per share to a technology partner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock, as of June 30, 2008, for the following:

•	Each person (or group of affiliated persons) who is known by the Company to beneficially own 5% of the outstanding shares of the Company’s Common Stock;

•	Each of the Company’s non-employee directors;

•	Each of the Company’s Named Executive Officers; and

•	All of the Company’s current directors and executive officers as a group.

Except as indicated by footnote, the address of the beneficial owners is c/o 3PAR Inc., 4209 Technology Drive, Fremont, California 94538. Information related to holders of more than 5% of the Company’s Common Stock was obtained from filings with the SEC pursuant to Sections 13(d) or 13(g) of the Exchange Act.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent (1)
5% Stockholders:
Entities affiliated with Mayfield Fund (2)	10,466,579	17.3%
Entities affiliated with Menlo Ventures (3)	9,366,124	15.4%
Entities affiliated with Worldview Technology Partners (4)	8,172,050	13.5%

Directors and Named Executive Officers
David C. Scott (5)	2,807,379	4.4%
Adriel G. Lares (6)	314,559	*
Jeffrey A. Price (7)	1,204,512	2.0%
James Dawson (8)	424,999	*
Ashok Singhal (9)	1,015,367	1.7%
Kevin Fong (2)	10,466,579	17.3%
Mark A. Jung (10)	51,000	*
Cristopher B. Paisley (11)	63,750	*
Michael J. Sheridan (12)	35,000	*
Mark A. Siegel (3)	9,366,124	15.4%
James Wei (4)	8,172,050	13.5%
All directors and executives officers as a group (17 persons) (13)	35,664,455	56.1%

*	Less than 1%
(1)	The number of shares of Common Stock outstanding used in calculating the percentage for each listed person or entity is based on 60,616,037 shares of Common Stock outstanding on June 30, 2008. Shares of Common Stock subject to stock options which are currently exercisable or will become exercisable within 60 days of June 30, 2008, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock
(2)

Includes 5,045,569 shares held of record by Mayfield XI Qualified, a Delaware limited partnership (“MF XI Q”), 4,395,155 shares held of record by Mayfield IX, a Delaware limited partnership (“MF IX”), 361,228 shares held of record by Mayfield Principals Fund II, a Delaware L.L.C. (“MF PF II”), 314,618 shares held of record by Mayfield XI, a Delaware limited partnership (“MF XI”), 231,323 shares held of record by Mayfield Associates Fund IV, a Delaware limited partnership (“MF AF IV”) and 104,873 shares held of record by Mayfield Associates Fund VI, a Delaware limited partnership (“MF AF VI”). A. Grant Heidrich, III, William D. Unger, Wendell G. Van Auken, III, Yogen K. Dalal and F. Gibson Myers, Jr. are Managing Members of, and Allen L. Morgan is a Non-Managing Member of, and Mr. Fong, a director of 3PAR, is an equity owner in, Mayfield IX Management, L.L.C., which is the general partner of MF IX and MF AF IV. Yogen K. Dalal, David J. Ladd, Allen L. Morgan, Robert T. Vasan and Janice M. Roberts are Managing Directors of, and Mr. Fong is an equity owner in, Mayfield XI Management, L.L.C., which is the general partner of MF XI Q, MF XI and MF AF VI and the sole Managing Director of MF PF II. Messrs. Ladd, Morgan and Vasan are limited partners of MF AF IV. The individuals listed herein may be deemed to have shares voting and dispositive power over the shares which are, or may be, deemed to be beneficially owned by MF XI Q, MF IX, MF PF II, MF XI, MF AF IV and MF AF VI, but disclaim such beneficial ownership. The address of the entities affiliated with Mayfield Fund is 2800 Sand Hill Road, Suite 250, Menlo Park, California 94025. Also includes options to purchase 9,563 shares of Common Stock that are exercisable within 60 days of June 30, 2008, all of which are vested.

(3)	Includes 8,866,636 shares held of record by Menlo Ventures IX, L.P., 292,598 shares held of record by Menlo Entrepreneurs Fund IX, L.P., 163,809 shares held of record by MMEF IX, L.P., and 36,518 shares held of record by Menlo Entrepreneurs Fund IX (A), L.P. Mr. Siegel, a director of 3PAR, H. DuBose Montgomery, John W. Jarve, Douglas C. Carlisle, Sonja H. Perkins, Kenneth H. Calhoun, Arvind Purushotham, Pravin A. Vazirani and Shawn T. Carolan are Managing Members of MV Management IX, L.L.C. which is the General Partner of Menlo Ventures IX, L.P., Menlo Entrepreneurs Fund IX, L.P., Menlo Entrepreneurs Fund IX (A), L.P. and MMEF IX, L.P. The Managing Members exercise voting and investment power over these securities, and disclaim beneficial ownership of the shares which disclaimer does not affect their respective proportionate pecuniary interests therein. The address of the entities affiliated with Menlo Ventures is 3000 Sand Hill Road, Building 4, Suite 100, Menlo Park, California 94025. Also includes options to purchase 6,563 shares of Common Stock that are exercisable within 60 days of June 30, 2008, all of which are vested.
(4)	Includes 3,493,387 shares held of record by Worldview Technology Partners II, L.P. (“WTP II”), 2,952,890 shares held of record by Worldview Technology Partners IV, L.P. (“WTP IV”), 1,069,404 shares held of record by Worldview Technology International II, L.P. (“WTI II”), 479,729 shares held of record by Worldview Technology International IV, L.P. (“WTI IV”), 148,289 shares held of record by Worldview Strategic Partners II, L.P. (“WSP II”) and 21,788 shares held of record by Worldview Strategic Partners IV, L.P. (“WSP IV”). Mr. Wei, Mike Orsak and Susumu Tanaka are managing members and have certain voting rights in Worldview Equity I, L.L.C. which is the General Partner of Worldview Capital II, L.P., which is the General Partner of WTP II, WTI II and WSP II. Worldview Equity I, L.L.C is also the General Partner of Worldview Capital IV, L.P., which is the General Partner of WTI IV and WSP IV. Messrs. Wei, Orsak and Tanaka may be deemed to have shared voting and dispositive power over the shares which are owned by WTP II, WTP IV, WTI II, WTI IV, WSP II and WSP IV, but disclaim beneficial ownership which disclaimer does not affect their pecuniary interest. The address of the entities affiliated with Worldview Technology Partners is 2207 Bridgepointe Parkway, Suite 100, San Mateo, California 94404. Also includes options to purchase 6,563 shares of Common Stock that are exercisable within 60 days of June 30, 2008, all of which are vested.
(5)	Consists of 1,840,184 shares held of record by Mr. Scott and his wife as trustees of the David & Leyla Scott Revocable Living Trust dated March 26, 2007, 200,000 shares held of record by the David Scott 2007 Grantor Retained Annuity Trust, 200,000 shares held of record by Mr. Scott’s wife under the Leyla Scott 2007 Grantor Retained Annuity Trust and options to purchase 567,195 shares of Common Stock that are exercisable within 60 days of June 30, 2008, 443,237 of which are vested. As of June 30, 2008, 124,040 shares of Common Stock are subject to a right of repurchase at cost. The right of repurchase lapses at a rate of approximately 17,708 shares of Common Stock per month.
(6)	Consists of 152,060 shares held of record by Mr. Lares and options to purchase 162,499 shares of Common Stock that are exercisable within 60 days of June 30, 2008, 75,656 of which are vested. As of June 30, 2008, 14,593 shares of Common Stock are subject to a right of repurchase at cost. The right of repurchase lapses at a rate of approximately 2,083 shares of Common Stock per month.
(7)	Consists of 949,076 shares held of record by Mr. Price and his wife as trustees of the Price Family Trust UDT dated December 26, 2001, and options to purchase 255,436 shares of Common Stock that are exercisable and vested within 60 days of June 30, 2008. Excludes an aggregate of 50,000 shares held in trusts for Mr. Price’s children over which Mr. Price has no voting or investment power, and Mr. Price disclaims beneficial ownership of such shares.

(8)	Consists of 109,988 shares held of record by the Dawson Family Trust, 50,012 shares held of record by Mr. Dawson, and options to purchase 264,999 shares of Common Stock that are exercisable within 60 days of June 30, 2008, 168,435 of which are vested. As of June 30, 2008, 23,350 shares of Common Stock are subject to a right of repurchase at cost. The right of repurchase lapses at a rate of approximately 3,333 shares of Common Stock per month.
(9)	Consists of 709,248 shares held of record by Mr. Singhal, 90,000 shares held by Mr. Singhal as custodian for two minor children and options to purchase 216,999 shares of Common Stock that are exercisable and vested within 60 days of June 30, 2008.
(10)	Consists of options to purchase 51,000 shares of Common Stock that are exercisable within 60 days of June 30, 2008, 20,187 of which are vested.
(11)	Consists of options to purchase 63,750 shares of Common Stock that are exercisable within 60 days of June 30, 2008, 26,562 of which are vested.
(12)	Consists of options to purchase 35,000 shares of Common Stock that are exercisable within 60 days of June 30, 2008, 6,563 of which are vested.
(13)	Consists of 33,263,895 shares held of record and options to purchase 2,400,560 shares of Common Stock that are exercisable within 60 days of June 30, 2008, 1,617,574 of which are vested. As of June 30, 2008, 193,719 shares of Common Stock are subject to a right of repurchase at cost. The right of repurchase lapses at a rate of approximately 27,645 shares of Common Stock per month.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the audit committee of the board of directors shall not be deemed “filed” with the SEC or “soliciting material” under the Exchange Act, and shall not be incorporated by reference into any such filings.

The audit committee of the board of directors is composed of three independent directors appointed by the board of directors, each of whom is independent under the applicable rules of NYSE Arca. The members of the audit committee during fiscal 2008 were Christopher Paisley, Michael Sheridan and James Wei, with Mr. Paisley serving as the chairperson of the audit committee.

The audit committee operates under a written charter. A copy of the charter of our audit committee is available on our website located at www.3PAR.com.

In accordance with its charter, the primary purpose of the audit committee is to assist the board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including reviewing the financial reports and other financial information provided by us to any governmental or regulatory body, the public or other users thereof, our systems of internal accounting and financial controls, the annual independent audit of our financial statements and our legal compliance and ethics programs as established by management and the board of directors.

The audit committee does not conduct auditing reviews or procedures. The audit committee relies on management’s representation that our financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America.

Consistent with policies adopted by the SEC regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and terminating the services of our independent registered public accounting firm. The audit committee reviews reports and provides guidance to our independent registered public accounting firm with respect to its annual audit and approves all audit and non-audit services provided by our independent registered public accounting firm in accordance with applicable regulatory requirements. In connection with the standards for independence of external auditors promulgated by the SEC, during the 2009 fiscal year, the audit committee will consider, in advance of the provision of any non-audit services by our independent registered public accounting firm, whether the provision of such services is compatible with maintaining the independence of the independent registered public accounting firm.

The audit committee received from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and us that might bear on the firm’s independence consistent with Independence Standards Board Standard No. 1 “Independence Discussion with Audit Committees,” and discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, and satisfied itself as to the firm’s independence. The audit committee also discussed with management and the independent registered public accounting firm the quality and adequacy of our internal controls and responsibilities, budget and staffing. The audit committee also reviewed with the independent registered public accounting firm its audit plan, audit scope and identification of audit risks.

The audit committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in the Statement on Auditing Standards No. 61, as amended, “Communications with audit committee” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The audit committee reviewed and discussed our audited financial statements for fiscal 2008 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of our financial statements and the independent registered public accounting firm has the responsibility for the audit of those statements.

Based on the above review and discussions with management and the independent registered public accounting firm, the audit committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 for filing with the Securities and Exchange Commission. The audit committee also recommended the reappointment, subject to stockholder approval, of the independent registered public accounting firm, and the board of directors concurred in such recommendation.

Respectfully submitted by:

THE AUDIT COMMITTEE

Christopher Paisley (Chairperson)

Michael Sheridan

James Wei

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transactions

On July 30, 2007, we entered into a new employment agreement with our chief executive officer, David Scott, which provided for Mr. Scott’s compensation and change of control benefits which are further described above under “Executive Compensation—Employment Agreements and Offer Letters.”

Policies and Procedures for Related Party Transactions

We have adopted a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, or any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who beneficially own more than 10% of our Common Stock were complied with in the fiscal year ended March 31, 2008.

OTHER MATTERS

We are not aware of any other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS OF 3PAR INC.

Dated July 29, 2008

ANNEX A

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

3PAR INC.

2007 EQUITY INCENTIVE PLAN

(Amended and Restated July 21, 2008)

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Award Transfer Program” means any program instituted by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity approved by the Committee.

(g) “Board” means the Board of Directors of the Company.

(h) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent

Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(i) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(j) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(k) “Common Stock” means the common stock of the Company.

(l) “Company” means 3PAR Inc., a Delaware corporation, or any successor thereto.

(m) “Consultant” means any person, including an advisor, engaged by the Company or any of its Affiliates to render services to such entity.

(n) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(o) “Director” means a member of the Board.

(p) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(q) “Employee” means any person, including Officers and Directors, employed by the Company or any of its Affiliates. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(t) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock; or

(iv) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(u) “Fiscal Year” means the fiscal year of the Company.

(v) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Inside Director” means a Director who is an Employee.

(x) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z) “Option” means a stock option granted pursuant to the Plan.

(aa) “Outside Director” means a Director who is not an Employee.

(bb) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(cc) “Participant” means the holder of an outstanding Award.

(dd) “Performance Goals” will have the meaning set forth in Section 12 of the Plan.

(ee) “Performance Period” means any Fiscal Year or such other period as determined by the Administrator in its sole discretion.

(ff) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(gg) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(hh) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance or Performance Goals, or the occurrence of other events as determined by the Administrator.

(ii) “Plan” means this 2007 Equity Incentive Plan.

(jj) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(kk) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(ll) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(mm) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(nn) “Section 16(b)” means Section 16(b) of the Exchange Act.

(oo) “Service Provider” means an Employee, Director or Consultant.

(pp) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(qq) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(rr) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 15, of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is ten million three hundred seventy-five thousand (10,375,000) Shares, plus an automatic increase on the first day of each Fiscal Year beginning with the 2009 Fiscal Year, in an amount equal to the least of (A) five million (5,000,000) Shares, (B) five percent (5%) of the outstanding Shares on the last day of the immediately preceding Fiscal Year or (C) such number of Shares determined by the Board.

(b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding anything in the Plan, or any Award Agreement to the contrary, Shares actually issued pursuant to Awards transferred under any Award Transfer Program will not be again available for grant under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(b).

(c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised or vest (which may be based on performance criteria or Performance Goals), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to determine the terms and conditions of any, and to institute any Exchange Program;

(vii) to determine the terms and conditions of any, and to institute any, Award Transfer Program;

(viii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(x) to modify or amend each Award (subject to Section 20(c) of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) regarding Incentive Stock Options);

(xi) to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16;

(xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(xiv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees of the Company or any Parent or Subsidiary of the Company.

6. Stock Options.

(a) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) The Administrator will have complete discretion to determine the number of Options granted to any Service Provider, provided that during any Fiscal Year, no Service Provider will be granted Options to purchase more than an aggregate of 1,000,000 Shares. Notwithstanding the foregoing limitation, in connection with his or her initial service, a Service Provider may be granted Options to purchase an aggregate of up to an additional 4,000,000 Shares.

(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

b) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, (4) other

Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with the Plan; (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (7) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholding). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Other Termination. A Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in such liability under Section 16(b). Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine, provided that during any Fiscal Year no Service Provider will be granted more than an aggregate of 500,000 Shares of Restricted Stock. Notwithstanding the foregoing limitation, in connection with his or her initial service, a Service Provider may be granted an aggregate of up to an additional 2,000,000 Shares of Restricted Stock.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units. The Administrator will have complete discretion to determine the number of Restricted Stock Units granted to any Service Provider, provided that during any Fiscal Year, no Service Provider will be granted more than an aggregate of 500,000 Restricted Stock Units. Notwithstanding the foregoing limitation, in connection with his or her initial service, a Service Provider may be granted an aggregate of up to an additional 2,000,000 Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider, provided that during any Fiscal Year, no Service Provider will be granted Stock Appreciation Rights covering more than an aggregate of 500,000 Shares. Notwithstanding the foregoing limitation, in connection with his or her initial service, a Service Provider may be granted Stock Appreciation Rights covering up to an aggregate of an additional 2,000,000 Shares.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) and Section 6(d) also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion to determine the number of Performance Units and Performance Shares granted to each Participant, provided that during any Fiscal Year, (i) no Service Provider will be granted Performance Units having an initial value in the aggregate greater than $1,000,000, and (ii) no Service Provider will be granted in the aggregate more than 500,000 Performance Shares. Notwithstanding the foregoing limitation, in connection with his or her initial service, a Service Provider may be granted in the aggregate up to an additional 2,000,000 Performance Shares and Performance Units having an initial value in the aggregate up to an additional $1,000,000.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11. Formula Awards to Outside Directors.

(a) General. Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under this Plan, including discretionary Awards not covered under this Section 11. All grants of Awards to Outside Directors pursuant to this Section 11 will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(b) Type of Option. If Options are granted pursuant to this Section 11 they will be Nonstatutory Stock Options and, except as otherwise provided herein, will be subject to the other terms and conditions of the Plan.

(c) No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Section or to determine the number of Shares to be covered by such Awards (except as provided in Sections 11(i) and 15).

(d) Initial Award. Each person who first becomes an Outside Director following the Registration Date will be automatically granted an Option to purchase thirty-five thousand (35,000) Shares (the “Initial Award”) on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award.

(e) Annual Award. Each Outside Director will be automatically granted an Option to purchase eleven thousand two hundred fifty (11,250) Shares (the “Annual Award”) on each date of the annual meeting of the stockholders of the Company beginning in 2008, if as of such date, he or she will have served on the Board for at least the preceding six (6) months.

(f) Chairman Initial Award. Each Outside Director who first becomes a chairman of a committee of the Board (“Chairman”) following the Registration Date will be automatically granted an Option to purchase sixteen thousand (16,000) Shares (the “Initial Chairman Award”) on the date on which such person first becomes a Chairman.

(g) Chairman Annual Award. Each Chairman will be automatically granted an Option to purchase four thousand (4,000) Shares (the “Annual Chairman Award”) on each date of the annual meeting of the stockholders of the Company beginning in 2008, if as of such date, he or she will have served as a Chairman for at least the preceding six (6) months.

(h) Terms. The terms of each Award granted pursuant to this Section 11 will be as follows:

(i) The term of the Award will be ten (10) years.

(ii) The exercise price for Shares subject to Awards will be one hundred percent (100%) of the Fair Market Value on the grant date.

(iii) Subject to Section 15, the Initial Award and Initial Chairman Award will vest and become exercisable as to 1/48th of the Shares subject to such Award on each monthly anniversary of the grant date (and if there is no corresponding day, on the last day of the month), provided that the Participant continues to serve as a Director or Chairman, as applicable, through such dates.

(iv) Subject to Section 15, the Annual Award and Annual Chairman Award will vest and become exercisable as to 1/12th of the Shares subject to such Award on the thirty-seventh (37th) monthly anniversary of the grant date, and 1/12th of the Shares subject to such Award will vest each month thereafter on the same day of the month as the grant date (and if there is no corresponding day, on the last day of the month), provided that the Participant continues to serve as a Director or Chairman, as applicable, through such dates.

(v) To the extent not in conflict with the terms of this Section 11, the terms of Sections 6(c)(iii) and 6(d) shall apply to Initial Awards, Initial Chairman Awards, Annual Awards and Annual Chairman Awards.

(i) Adjustments. The Administrator in its discretion may change and otherwise revise the terms of Awards granted under this Section 11, including, without limitation, the types of Awards granted, the number of Shares and exercise prices thereof, for Awards granted on or after the date the Administrator determines to make any such change or revision.

12. Performance-Based Compensation Under Section 162(m) of the Code.

(a) General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 12 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 12.

(b) Performance Goals. The granting and/or vesting of Awards under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: (i) annual revenue, (ii) business divestitures and acquisitions, (iii) cash flow, (iv) cash position, (v) customer satisfaction (vi) earnings, (vii) earnings before interest and taxes, (viii) earnings before interest, taxes, depreciation and amortization, (ix) earnings per Share, (x) employee satisfaction (xi) expenses, (xii) gross margin, (xiii) gross profit dollars, (xiv) market share, (xv) net cash provided by operations, (xvi) net income, (xvii) net profit, (xviii) net sales, (xix) new product development, (xx) number of customers, (xxi) operating cash flow, (xxii) operating expenses, (xxiii) operating income, (xxiv) operating margin, (xxv) productivity, (xxvi) profit after taxes, (xxvii) profit before taxes, (xxviii) ratio of debt to equity, (xxix) ratio of operating earnings to capital spending, (xxx) return on assets, (xxxi) return on equity, (xxxii) return on gross fixed assets, (xxxiii) return on net assets, (xxxiv) return on sales, (xxxv) return on stockholder equity, (xxxvi) return to stockholders, (xxxvii) revenue, (xxxiii) revenue growth, (xxxiv) sales, (xxxx) sales growth, (xxxxi) time to market, and (xxxxii) working capital. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable (i) in absolute terms, (ii) against another company or companies, (iii) against the performance of the Company as a whole or a segment of the Company, (iv) on a per-share basis, and/or (v) on a pre-tax or post-tax basis (if applicable). Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

(c) Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator will, in writing: (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goals for such period are achieved.

(d) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified “performance-based compensation” under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified “performance-based compensation” as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

13. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between or among the Company and any of its Affiliates. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Limited Transferability of Awards.

(a) General. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

(b) Award Transfer Program. Notwithstanding any contrary provision of the Plan, the Administrator shall have all discretion and authority to determine and implement the terms and conditions of any Award Transfer Program instituted pursuant to this Section 14(b) and shall have the authority to amend the terms of any Award participating, or otherwise eligible to participate in, the Award Transfer Program, including (but not limited to) the authority to (i) amend (including to extend) the expiration date, post-termination exercise period and/or forfeiture conditions of any such Award, (ii) amend or remove any provisions of the Award relating to the Award holder’s continued service to the Company, (iii) amend the permissible payment methods with respect to the exercise or purchase of any such Award, (iv) amend the adjustments to be implemented in the event of changes in the capitalization and other similar events with respect to such Award, and (v) make such other changes to the terms of such Award as the Administrator deems necessary or appropriate in its sole discretion.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits in Section 3 of the Plan, the number of Shares issuable pursuant to Awards to be granted under Section 11, and the numerical limits of Sections 6(a)(ii), 7(a), 8(a), 9(b), and 10(a) of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award (or in the case of an Award settled in cash, the number of implied shares determined by dividing the value of the Award by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals or other performance criteria will not be considered assumed if the Company or its successor modifies any of such Performance Goals or performance criteria without the Participant’s consent; provided, however, a modification to such Performance Goals or performance criteria only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d) Outside Director Awards. Notwithstanding anything herein to the contrary, with respect to Awards granted to an Outside Director, upon a Change in Control the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16. Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

3PAR

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 123456 C0123456789 12345

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Class I Directors: For Withhold For Withhold For Withhold +

01 - Kevin Fong* 02 - Jeffrey A. Price* 03 - Mark A. Siegel*

*Each to serve until 2011.

For Against Abstain For Against Abstain

2. Ratification of the appointment of PricewaterhouseCoopers 3. Approval of the Amended and Restated 2007 Equity LLP as the independent registered public accounting firm of Incentive Plan.

3PAR Inc. for the fiscal year ending March 31, 2009.

B Non-Voting Items

Change of Address — Please print new address below. Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

+

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

3PAR

Proxy — 3PAR INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, September 10, 2008, 10:00 a.m. local time 4209 Technology Drive Fremont, CA 94538

This proxy is solicited on behalf of the board of directors for use at the annual meeting of stockholders on September 10, 2008.

The undersigned stockholder of 3PAR Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July 29, 2008, and hereby appoints David C. Scott and Adriel G. Lares, and each of them, proxies and attorneys in fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of 3PAR Inc. to be held on September 10, 2008 at 10:00 a.m. local time at our headquarters, located at 4209 Technology Drive, Fremont, California 94538, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: FOR ALL NOMINEES TO THE BOARD OF DIRECTORS; FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; FOR THE APPROVAL OF THE AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN; AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

IN THEIR DISCRETION, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL PROPOSALS. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.